United States
Securities and Exchange Commission
WASHINGTON, DC 20549

SCHEDULE 14A
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 6, 2019
To the Stockholders of Hannon Armstrong Sustainable Infrastructure Capital, Inc.:
The 2019 annual meeting of stockholders (the “Annual Meeting”) of Hannon Armstrong Sustainable Infrastructure Capital, Inc., a Maryland corporation (the “Company”), will be held at the Company’s offices located at 1906 Towne Center Boulevard, Suite 270, Annapolis, MD 21401, on June 6, 2019, at 9:30 am, Eastern time, to consider and vote on the following matters:

(1)
The election of seven directors to serve on the Company’s board of directors until the Company’s 2020 annual meeting of stockholders and until their respective successors are duly elected and qualified;

(2)	The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019;

(3)	A non-binding advisory vote to approve our executive compensation; and

(4)	The transaction of such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.
Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we have provided access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record as of April 11, 2019 (the “Record Date”). The Notice contains instructions for your use of this process, including how to access our proxy statement and annual report over the Internet, how to authorize your proxy to vote online and how to request a paper copy of the proxy statement and annual report.
If you are unable to attend the Annual Meeting in person, it is very important that your shares be represented and voted at the meeting. You may authorize your proxy to vote your shares over the Internet as described in the Notice. Alternatively, if you received a paper copy of the proxy card by mail, please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided. You may also vote by telephone as described in your proxy card. If you vote your shares over the Internet, by mail or by telephone prior to the Annual Meeting, you may nevertheless revoke your proxy and cast your vote personally at the meeting.
Your proxy is being solicited by our board of directors. Our board of directors recommends that you vote (1) FOR the election of the nominees listed in the accompanying proxy statement to serve on our board of directors until our 2020 annual meeting of stockholders and until their respective successors are duly elected and qualified, (2) FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019, and (3) FOR the approval of the compensation of the Named Executive Officers as described in the Compensation Discussion and Analysis, the compensation tables and other narrative disclosure in our proxy statement.

By Order of the Board,

/s/ Jeffrey W. Eckel
Jeffrey W. Eckel
President and Chief Executive Officer
Annapolis, Maryland
April 18, 2019
Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held June 6, 2019. The proxy statement and our 2018 Annual Report on Form 10-K are available at: http://investors.hannonarmstrong.com

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 6, 2019
This proxy statement is being furnished to stockholders in connection with the solicitation of proxies by and on behalf of the board of directors of Hannon Armstrong Sustainable Infrastructure Capital, Inc., a Maryland corporation (the “Company,” “we,” “our” or “us”), for use at the Company’s 2019 annual meeting of stockholders (the “Annual Meeting”) to be held at the Company’s offices located at 1906 Towne Centre Boulevard, Suite 270, Annapolis, MD 21401, on June 6, 2019, at 9:30 am, Eastern time, or at any postponements or adjournments thereof.
Pursuant to the rules adopted by the Securities and Exchange Commission (“SEC”), we have provided access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, (the “Notice”) to our stockholders of record as of the close of business on April 11, 2019 (the "Record Date"). We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need more quickly. It also lowers our costs of printing and delivering these materials and reduces the environmental impact of the Annual Meeting. The Notice and this proxy statement summarize the information you need to know to vote by proxy or in person at the Annual Meeting.
If you are a registered holder of shares of common stock, par value $0.01 per share (the “Common Stock”), as of the close of business on the Record Date, the Notice was sent directly to you and you may vote your shares of Common Stock in person at the Annual Meeting or by proxy. If you hold shares of Common Stock in “street name” through a brokerage firm, bank, broker-dealer or other intermediary, the Notice was forwarded to you by such intermediary and you must follow the instructions provided by such intermediary regarding how to instruct such intermediary to vote your shares of Common Stock.
Shares of Common Stock represented by properly submitted proxies received by us prior to the Annual Meeting will be voted according to the instructions specified on such proxies. Any stockholder of record submitting a proxy retains the power to revoke such proxy at any time prior to its exercise at the Annual Meeting by (i) delivering a written notice of revocation to our secretary at Hannon Armstrong Sustainable Infrastructure Capital, Inc., 1906 Towne Centre Boulevard, Suite 370, Annapolis, MD 21401 prior to the Annual Meeting, (ii) submitting a later dated proxy or (iii) voting in person at the Annual Meeting. Attending the Annual Meeting will not automatically revoke a stockholder’s previously submitted proxy unless such stockholder votes in person at the Annual Meeting. If a proxy is properly authorized without specifying any voting instructions and not revoked prior to the Annual Meeting, the shares of Common Stock represented by such proxy will be voted (1) FOR the election of the nominees named in this proxy statement as directors, to serve on our board of directors until our 2020 annual meeting of stockholders and until their successors are duly elected and qualified, (2) FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 and (3) FOR the approval of the compensation of the Named Executive Officers as described in the Compensation Discussion and Analysis, the compensation tables and other narrative disclosure in this proxy statement. If you hold your shares in street name and do not give the nominee holding shares for you (i.e., a brokerage firm, bank, broker-dealer or other intermediary) specific voting instructions on the election of directors or the non-binding advisory vote to approve our executive compensation, your shares will not be voted on these items, and a broker non-vote will occur. Broker non-votes and abstentions are each included in the determination of the number of shares of Common Stock present at the Annual Meeting for purposes of determining whether a quorum is present but will have no effect on the voting results for any of the proposals. As to any other business which may properly come before the Annual Meeting or any postponements or adjournments thereof, the persons named as proxy holders on your proxy card will vote the shares of Common Stock represented by properly submitted proxies in their discretion.

This proxy statement, the Notice of Annual Meeting of Stockholders and the related proxy card are first being made available to stockholders on or about April 18, 2019.
ANNUAL REPORT
This proxy statement is accompanied by our Annual Report on Form 10-K as supplemented by the Form 10-K/A (excluding exhibits) for the year ended December 31, 2018, collectively, the “Form 10-K”.

VOTING SECURITIES AND RECORD DATE
Stockholders will be entitled to cast one vote for each share of Common Stock held of record at the close of business on the Record Date, April 11, 2019, with respect to (i) the election of seven directors to serve on our board of directors until our 2020 annual meeting of stockholders and until their successors are duly elected and qualified, (ii) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019, (iii) a non-binding advisory vote to approve the compensation of the Named Executive Officers as described in the Compensation Discussion and Analysis, the compensation tables and other narrative disclosure in this proxy statement and (iv) any other proposal for stockholder action that may properly come before the Annual Meeting or any postponements or adjournments thereof.
Stockholders who instruct their proxy to abstain, abstentions and broker non-votes are each included in the determination of the number of stockholders present at the Annual Meeting for the purpose of determining whether a quorum is present. A broker non-vote occurs when a nominee holding shares for a beneficial owner (i.e., a brokerage firm, bank, broker-dealer or other intermediary) returns a properly-executed proxy but does not vote on a particular proposal because such nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange (the “NYSE”), the only item to be acted upon at the Annual Meeting with respect to which such nominee will be permitted to exercise voting discretion is the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019. Therefore, if you hold your shares in street name and do not give the nominee specific voting instructions on the election of directors or the non-binding advisory vote to approve our executive compensation, your shares will not be voted on these items, and a broker non-vote will occur. Broker non-votes and abstentions will have no effect on the voting results for any of the proposals.
The presence, in person or by proxy, of holders of Common Stock entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting shall constitute a quorum. The disposition of business scheduled to come before the Annual Meeting, assuming a quorum is present, will require the following affirmative votes:

•	for the election of a director, a plurality of all the votes cast in the election of directors at the Annual Meeting,

•	for the ratification of the appointment of our independent registered public accounting firm, a majority of all the votes cast on the proposal and

•	for the approval of the non-binding advisory resolution to approve the compensation of the Named Executive Officers, a majority of all the votes cast on the proposal.
The vote on compensation is advisory and not binding on our board of directors. However, our board of directors and the Compensation Committee value all stockholder feedback and will consider the outcome of the votes in reviewing executive compensation.
The board of directors knows of no other matters that may properly be brought before the Annual Meeting. If other matters are properly introduced, the persons named in the proxy as the proxy holders will vote on such matters in their discretion. If any nominee named in this proxy statement is unwilling or unable to serve as a director, our board of directors may nominate another individual for election as a director at the Annual Meeting, and the persons named as proxy holders will vote for the election of any substitute nominee.
As of April 11, 2019, we had issued and outstanding 63,861,385 shares of Common Stock (which includes 985,747 shares of unvested restricted Common Stock).

1. ELECTION OF DIRECTORS
Board of Directors
Our board of directors is currently comprised of seven directors: Jeffrey W. Eckel, Rebecca B. Blalock, Teresa M. Brenner, Mark J. Cirilli, Charles M. O’Neil, Richard J. Osborne and Steven G. Osgood. In accordance with our charter (the “Charter”) and Amended and Restated Bylaws (the “Bylaws”), each director will hold office until our next annual meeting of stockholders and until his or her successor has been duly elected and qualifies, or until the director’s earlier resignation, death or removal.
We seek highly qualified director candidates from diverse business, professional and educational backgrounds who combine a broad spectrum of experience and expertise with a reputation for the highest personal and professional ethics, integrity and values. We believe that, as a group, the nominees bring a diverse range of perspectives that contribute to the effectiveness of our board of directors as a whole. The table below represents some of the key skills that our board has identified as particularly valuable to the effective oversight of the Company and the execution of our corporate strategy, and the number of directors that have that skill. This director skills matrix is not intended to be an exhaustive list of each of our director nominees’ skills or contributions to our board of directors. Further information on each director nominee, including some of their specific experience, qualifications, attributes and skills, is set forth in the biographies in this proxy statement.
The procedures and considerations of the Nominating, Governance and Corporate Responsibility Committee of our board of directors (the “Nominating, Governance and Corporate Responsibility Committee”) in recommending qualified director candidates are described below under “Corporate Governance and Social and Environmental Responsibility—Identification of Director Candidates” in this proxy statement. The Nominating, Governance and Corporate Responsibility Committee and our board of directors concluded that each of our director nominees should be nominated for election based on the qualifications and experience described in the biographical information below under “Information Regarding the Nominees for Election as Directors.”
Upon the recommendation of the Nominating, Governance and Corporate Responsibility Committee, each of our current directors, Messrs. Eckel, Cirilli, O’Neil, Osborne, and Osgood and Mses. Blalock and Brenner have been nominated by our board of directors to stand for election as directors by the stockholders at the Annual Meeting to serve until our 2020 annual meeting of stockholders and until their respective successors are duly elected and qualified. It is intended that the shares of Common Stock represented by properly submitted proxies will be voted by the persons named therein as proxy holders FOR the election of Messrs. Eckel, Cirilli, O’Neil, Osborne, and Osgood and Mses. Blalock and Brenner as directors, unless otherwise instructed. If the candidacy of Messrs. Eckel, Cirilli, O’Neil, Osborne, or Osgood and Mses. Blalock and Brenner should, for any reason, be withdrawn prior to the Annual Meeting, the proxies will be voted by the proxy holders in favor of such substituted candidates (if any) as shall be nominated by our board of directors. Our board of directors has no reason to believe that, if elected, any of Messrs. Eckel, Cirilli, O’Neil, Osborne, or Osgood and Mses. Blalock and Brenner will be unable or unwilling to serve as a director.
Information Regarding the Nominees for Election as Directors
The following information is furnished as of April 11, 2019 regarding the nominees for re-election as directors.
Jeffrey W. Eckel, 60, has served as our president, chief executive officer, and chairman of our board of directors since 2013 and was with the predecessor of our company as president and chief executive officer since 2000 and prior to that from 1985 to 1989 as a senior vice president. Mr. Eckel is a member of the board of directors of the Alliance To Save Energy and is a member of the President’s Council of Ceres, Inc., the Board of Trustees of The Nature Conservancy of Maryland and DC, and is a Director of the New York City-based Urban Green Council. He was appointed by the governor of Maryland to the board of directors of the Maryland

Clean Energy Center in 2011, where he served until 2016 while also serving as its chairman from 2012 to 2014. Mr. Eckel has over 35 years of experience in financing, owning and operating infrastructure and energy assets. Mr. Eckel received a Bachelor of Arts degree from Miami University in 1980 and a Master of Public Administration degree from Syracuse University, Maxwell School of Citizenship and Public Affairs, in 1981. He holds Series 24, 63 and 79 securities licenses. We believe Mr. Eckel's extensive experience in managing companies operating in the energy sector and expertise in energy investments make him qualified to serve as our president and chief executive officer and as chairman of our board of directors.
Rebecca B. Blalock, 63, has served as one of our independent directors since March 2017. Ms. Blalock has been a partner at Advisory Capital LLC, which provides strategic consulting in the areas of energy and information technology since 2011. Previously, Ms. Blalock served in a variety of roles for over 30 years at Southern Company and its subsidiaries, most recently as its Senior Vice President and Chief Information Officer from 2002 to 2011. Ms. Blalock currently serves on the Board of Directors of Aspen Aerogels, Inc., an advanced materials technology company, and the Atlanta chapter of the National Association of Corporate Directors. She also serves on the Advisory Boards of Gigabark and Sol America. Ms. Blalock is also a Trustee of the Woodruff Arts Foundation and serves on the Board of Councilors of The Carter Center. Ms. Blalock also served on the Board of Directors of the Electric Power Research Institute, a non-profit electric industry research institute, from 2013 to April 2018 and the Board of Directors of the Atlanta Community Foundation from 2011 to 2016. Ms. Blalock holds a BBA in Marketing from the State University of West Georgia and an MBA in Finance from Mercer University. In addition, Ms. Blalock has completed the Program for Management Development (PMD) at Harvard Business School and received cybersecurity certifications from the Georgia Tech Professional Education Cybersecurity Program and the National Association of Corporate Directors. We believe that Ms. Blalock’s over 30 years of experience in the energy sector makes her qualified to serve as a member of our board of directors.
Teresa M. Brenner, 55, has served as one of our independent directors since April 2016. Ms. Brenner retired from Bank of America Corporation in 2012, where she had served in a variety of roles for approximately 20 years, including most recently as a Managing Director and Associate General Counsel. Ms. Brenner served on the Board of Directors of Residential Capital, LLC from March 2013 to December 2013, during its restructuring and through the confirmation of its bankruptcy proceeding. Ms. Brenner has also held a variety of philanthropic roles, having served as a trustee of Temple Israel from 2012 to 2014 and serving as its Treasurer from 2018 to 2019. Ms. Brenner also served as a director for Right Moves for Youth from 2006 to 2013, including as its chairperson from 2010 to 2012. Ms. Brenner received a Bachelor of Arts degree from Alma College in 1984 and a Juris Doctorate from Wake Forest University School of Law in 1987. We believe Ms. Brenner’s extensive experience in corporate governance, law and finance makes her qualified to serve as a member of our board of directors.
Mark J. Cirilli, 47, has served as one of our independent directors since 2013 and served as a director of our predecessor from 2007. Mr. Cirilli has been the managing director of MissionPoint Partners, LLC, an impact investment advisor and asset management he cofounded, since 2016. Additionally, Mr. Cirilli has been a managing director of MissionPoint Capital Partners, LLC (“MissionPoint”), a private equity firm he co-founded that specializes in clean energy, since 2006. MissionPoint was the majority investor of our predecessor from 2007 until our IPO. Mr. Cirilli serves on MissionPoint’s Investment Committee and is a member of the board of directors for RE Community Holdings, LP, MPH Energy Holdings LP, Just Greens LLC, and is a board observer for OptiRTC Holdings LLC, all of which are MissionPoint’s portfolio companies. Additionally, Mr. Cirilli is on the investment advisory committee for Bigelow Tea and served on the board of directors of the state of Connecticut’s Clean Energy Finance and Investment Authority from September 2011 to April 2012. Mr. Cirilli received a Bachelor of Arts degree in Accounting from Fordham University in 1994 and a Masters in Business Administration from Columbia University in 2002. We believe Mr. Cirilli’s extensive experience in investment management, corporate finance, accounting and business operations makes him qualified to serve as a member of our board of directors.
Charles M. O’Neil, 66, has served as one of our independent directors since 2013. Mr. O’Neil retired from ING Capital, LLC, at the end of 2015, where he served in a variety of executive and management roles for over 20 years, including as president, chief executive officer and chairman of the board of ING Capital, LLC and Head of Structured Finance, Americas, the largest operating unit of ING Capital. Mr. O’Neil received a Bachelor of Science degree in Finance from The Pennsylvania State University in 1974 and a Master in Business Administration degree in International Finance from Fordham University in 1978. We believe Mr. O’Neil’s experience of over 35 years in structured and project finance focusing on energy related projects makes him qualified to serve as a member of our board of directors.
Richard J. Osborne, 68, has served as one of our independent directors since 2013 and has served as our Lead Independent Director since April 2014. Mr. Osborne retired from Duke Energy Corporation in 2006, having served in a variety of executive roles including chief financial officer, chief risk officer, treasurer and group vice president for Public & Regulatory Affairs during his 31 years with the organization. Mr. Osborne also served as a director of Duke Energy Field Services, a joint venture between Duke Energy Corporation and ConocoPhillips, and as a director of TEPPCO Partners, LP, a master limited partnership managing mid-stream energy assets. He also chaired the Finance Divisions of the Southeastern Electric Exchange and Edison Electric Institute, and was a founding board member of the Committee of Chief Risk Officers. Subsequent to leaving Duke Energy, Mr. Osborne executed consulting assignments for clients in, or serving, the energy industry. Mr. Osborne presently serves on the boards of Chautauqua

Institution, Johnson C. Smith University, Charlotte Ballet and the Penland School of Crafts. Mr. Osborne received a Bachelor of Arts degree in History and Economics from Tufts University in 1973 and a Master of Business Administration from the University of North Carolina at Chapel Hill in 1975. We believe that Mr. Osborne’s over 35 years of experience in energy sector finance makes him qualified to serve as a member of our board of directors.
Steven G. Osgood, 62, has served as one of our independent directors since January 2015. Mr. Osgood has served as the chief executive officer of Square Foot Companies, LLC, a Cleveland, Ohio based private real estate company focused on self-storage and single-tenant properties since 2008. Mr. Osgood is also a trustee for National Storage Affiliates Trust, a real estate investment trust (“REIT”) focused on the ownership of self-storage properties, since its public offering in April 2015. Mr. Osgood serves as chair of the Investment Committee for the company and on its Audit Committee. Prior to his current position, Mr. Osgood served as president and chief financial officer of U-Store-It Trust (now named CubeSmart), a Cleveland based self-storage REIT from the company’s initial public offering in 2004 to 2006. He also served as chief financial officer of several other REITs. Mr. Osgood is a former Certified Public Accountant. He graduated from Miami University with a Bachelor of Science degree in 1978 and graduated from the University of San Diego with a Masters in Business Administration in 1987. Mr. Osgood also serves on the National Board of the Alzheimer’s Association and is currently serving as its treasurer. We believe that Mr. Osgood’s REIT experience and over 20 years of experience in corporate finance make him qualified to serve as a member of our board of directors.
Our board of directors recommends a vote FOR the election of Messrs. Eckel, Cirilli, O’Neil, Osborne, and Osgood and Mses. Blalock and Brenner as directors.
A plurality of all the votes cast on the proposal at the Annual Meeting at which a quorum is present is necessary to elect a director. Proxies solicited by our board of directors will be voted FOR Messrs. Eckel, Cirilli, O’Neil, Osborne, and Osgood and Mses. Blalock and Brenner, unless otherwise instructed. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

We have a majority vote policy for the election of directors. In an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to tender his or her resignation to our board of directors. The Nominating, Governance and Corporate Responsibility Committee is required to promptly consider the resignation and make a recommendation to our board of directors with respect to the tendered resignation. Our board of directors is required to take action with respect to this recommendation. Any director who tenders his or her resignation to our board of directors will not participate in the committee’s consideration or board action regarding whether to accept such tendered resignation. The policy is more fully described below under the “Corporate Governance and Social and Environmental Responsibility—Corporate Governance Guidelines—Majority Vote Policy” section of this proxy statement.

In accordance with our Charter and Bylaws, any vacancies occurring on our board of directors, including vacancies occurring as a result of the death, resignation, or removal of a director, or due to an increase in the size of the board of directors, may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies.
There is no familial relationship, as defined under the SEC regulations, among any of directors or executive officers. See “Corporate Governance and Social and Environmental Responsibility—Director Independence.”

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our board of directors (the “Audit Committee”) has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019. Our board of directors is requesting that our stockholders ratify this appointment of Ernst & Young LLP.
Ernst & Young LLP has audited our or our predecessor's consolidated financial statements since 1983 and has also provided certain tax and other services to us.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm. However, our board of directors is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. In the event that ratification of this appointment of independent registered public accounting firm is not approved at the Annual Meeting, the Audit Committee will review its future selection of our independent registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests.
Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be provided with an opportunity to make a statement if so desired and to respond to appropriate inquiries from stockholders.
Independent Registered Public Accounting Firm Fees
The following table summarizes the aggregate fees (including related expenses) billed to us for professional services provided by Ernst & Young LLP for 2018 and 2017.

	For the Year Ended December 31, 2018	For the Year Ended December 31, 2017
	(in thousands)
Audit fees (1)	$1,944	$2,349
Audit-related fees (2)	82	222
Tax fees (3)	201	243
Total	$2,227	2,814

(1)
Audit fees include fees and expenses related to the annual audit of the financial statements of the Company and its subsidiaries and our internal controls over financial reporting, the review of the consolidated financial statements included in our quarterly reports on Form 10-Q and for services associated with our public offerings, including review of the registration statement and related issuances of comfort letters and consents and other services related to SEC matters.

(2)	Audit-related fees include fees and expenses related to agreed-upon procedures performed on certain of our securitization transactions.

(3)	Tax fees include fees and expenses related to tax compliance and tax return preparation services, as well as tax planning and advisory services.
The Audit Committee’s charter provides that the Audit Committee shall review and pre-approve the engagement fees and the terms of all auditing and non-auditing services to be provided by the external auditors and evaluate the effect thereof on the independence of the external auditors. The chair of the committee is authorized to pre-approve any audit or non-audit service on behalf of the committee up to an amount of $50,000, with such decisions presented to the full committee at its next meeting.

Our board of directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019.
A majority of all of the votes cast on this proposal at the Annual Meeting at which a quorum is present is required for its approval. Proxies solicited by our board of directors will be voted FOR this proposal, unless otherwise instructed. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

3. STOCKHOLDER ADVISORY (NON-BINDING) VOTE TO APPROVE OUR EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) enacted in July 2010 includes a provision, commonly referred to as “Say on Pay,” that entitles our stockholders to cast an advisory (non-binding) vote to approve the compensation of our Named Executive Officers as disclosed in this proxy statement. At the 2017 Annual Meeting of Stockholders, our stockholders voted for a one-year interval for the advisory vote on executive compensation.
We believe that our compensation policies and practices are strongly aligned with the long-term interests of our stockholders. Stockholders are urged to read the Executive Compensation section of this proxy statement, and especially the Compensation Discussion and Analysis, which discusses our compensation philosophy and how our compensation policies and practices implement our philosophy.
As described more fully in that discussion, our compensation programs are designed to achieve the following objectives:

•	aligning our management team’s interests with stockholders’ expectations, including our continued investment in solutions that reduce carbon emissions and increase resilience to climate change;

•	motivating and rewarding our management team to grow our assets and earnings in a manner that is consistent with prudent risk-taking and based on sound corporate governance practices; and

•	attracting and retaining an experienced and effective management team while also maintaining an appropriate expense structure.
One of the guiding principles underlying the Compensation Committee’s executive compensation philosophy is that compensation should encourage and reward strong financial and operational performance. In furtherance of this philosophy, the Compensation Committee established the 2018 annual incentive plan with quantitative and qualitative performance goals based upon the Company’s strategic goals. The quantitative goals were intended to focus our named executive officers (“NEOs”) on the key financial metrics that impact the Company’s results and stockholder value, including Core Earnings (as defined below) (1) and Core ROE (as defined below) (2). The qualitative goals included an evaluation of overall performance of each NEO. Set forth below is graphical illustration of our Core Earnings and Core ROE growth from 2017 to 2018.

(1)
Core Earnings and Core Earnings per share are not financial measures calculated in accordance with GAAP. A reconciliation of 2018 Core Earnings to GAAP net income is located on page 62 of our Form 10-K for the year ended December 31, 2018, filed with the SEC on February 22, 2019. A reconciliation of 2017 Core Earnings to GAAP net income is located on page 73 of our Form 10-K for the year ended December 31, 2017, filed with the SEC on February 23, 2018. We refer to this metric as "Core Earnings". In accordance with our Sustainable Investment Policy, we will only invest in assets that are either neutral or negative on incremental carbon emissions or have some other tangible environmental benefit such as reducing water consumption. As a result, our Core Earnings and other performance metrics that are based on Core Earnings are linked to the positive contributions we make to the environment.

(2)
Core Return on Equity is not a financial measure calculated in accordance with GAAP. It is calculated as annual Core Earnings as described above divided by the average of the GAAP stockholders' equity as of the last day of the four quarters during the year. GAAP stockholders' equity as of December 31, 2018, is located on page on page 74 of our Form 10-K for the year ended December 31, 2018. GAAP stockholders' equity as of March 31, June 30, and September 30, 2018 are located on page 1 of the respective quarter's Form 10-Q. Our Form 10-K for the year ended December 31, 2018, was filed with the SEC on February 22, 2019. We refer to this metric as "Core ROE".

In addition, during 2018, we achieved the following milestones that we believe position us for future success:

•	Delivered $0.75 annual GAAP Earnings per share for 2018, compared to $0.57 for 2017

•	Delivered $1.38 annual Core Earnings per share for 2018, compared to $1.27 for 2017

•	Closed approximately $1.2 billion of transactions in 2018, compared to approximately $1.0 billion for 2017

•	Pipeline at the end of 2018 exceeds $2.5 billion; Widely diversified across all our target markets

•	Refinanced and extended primary credit facility to increase flexibility, lower cost and diversify our lender group

•
An estimated 496,000 metric tons of annual carbon emissions will be avoided by our 2018 transactions equating to a CarbonCount® score of 0.42, or 0.42 metric tons per $1,000 invested. For additional details related to these carbon emissions standards, see “Corporate Governance and Social and Responsibility—Environmental Impact”

Strong origination volumes and higher gain-on-sale fee income helped to overcome a flattening yield curve and higher interest expense, causing Core Earnings and Core ROE to exceed our predetermined corporate targets for these measures. This resulted in the NEOs being entitled to receive 145% of their target corporate performance bonus amounts, which was 70% of NEO incentive compensation. The remaining 30% was based on an evaluation of individual performance. The calculated corporate performance combined with individual performance resulted in the NEOs receiving an average of 135% of their target incentive compensation, an increase from approximately 80% for 2017.
Overall, we believe these 2018 results provide us a solid foundation to achieve longer-term future success. Our compensation decisions for 2018 have considered the challenges faced and results achieved by our management team in 2018. See “Executive Compensation—Compensation, Discussion and Analysis” for additional details related to our compensation policies and practices and the achievement of our performance goals.
We are requesting your non-binding vote on the following resolution:
“RESOLVED, that our stockholders approve, on an advisory basis, the compensation of the Named Executive Officers as described in the proxy statement for the 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and narrative disclosure.”
Because your vote is advisory, it will not be binding upon us or our board of directors. However, the Compensation Committee, which is responsible for designing and administering our executive compensation programs, values your opinion and will take into account the outcome of the vote when considering future executive compensation arrangements.
Our board of directors recommends a vote FOR approval of the compensation of the Named Executive Officers as described in the Compensation Discussion and Analysis, the compensation tables and other narrative disclosure in this proxy statement.
If a quorum is present, the affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve, on an advisory basis, the compensation of our Named Executive Officers. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

BOARD AND COMMITTEE MATTERS
Board of Directors
Our board of directors is responsible for overseeing our affairs. Our board of directors conducts its business through meetings and actions taken by written consent in lieu of meetings. Our board of directors intends to hold at least four regularly scheduled meetings per year, generally one per calendar quarter, and additional special meetings as necessary. For the period from January 1, 2018 through December 31, 2018, our board of directors held nine meetings. All our directors attended at least 75% of the meetings of our board of directors and of the committees of our board of directors on which they served during this period (during the period that they served), either in person or telephonically. All the directors then serving on our board of directors attended our 2018 annual meeting of stockholders and all directors currently serving on our board of directors intend to attend our 2019 annual meeting of stockholders. Our board of directors’ policy, as set forth in our Corporate Governance Guidelines (the “Guidelines”), is to encourage and promote the attendance by each director at all scheduled meetings of our board of directors and all meetings of our stockholders.
Committees of the Board of Directors
Our board of directors has four standing committees: the Audit Committee, the Compensation Committee, the Nominating, Governance and Corporate Responsibility Committee and the Finance and Risk Committee.
Audit Committee
Steven Osgood (Chair), Charles O’Neil and Richard Osborne are the current members of the Audit Committee. Our board of directors has determined that all of the members of the Audit Committee are independent as required by the NYSE listing standards, SEC rules governing the qualifications of Audit Committee members, the Guidelines, the Independence Standards (as defined below) and the written charter of the Audit Committee. Our board of directors has also determined, based upon its qualitative assessment of their relevant levels of knowledge and business experience (see “Election of Directors” in this proxy statement for a description of our directors’ respective backgrounds and experience), that Mr. Osborne and Mr. Osgood each qualify as an “audit committee financial expert” for purposes of, and as defined by, the SEC rules and each has the requisite accounting or related financial management expertise required by NYSE listing standards. In addition, our board of directors has determined that all of the members of the Audit Committee are financially literate as required by the NYSE listing standards.
The Audit Committee is responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.
The Audit Committee met seven times during 2018. These meetings were designed, among other things, to discharge our board of directors’ responsibilities relating to our and our subsidiaries’ corporate accounting and reporting practices, the quality and integrity of our consolidated financial statements, our compliance with applicable legal and regulatory requirements, the performance, qualifications and independence of our external auditors, and the staffing, performance, budget, responsibilities and qualifications of our internal audit function. The Audit Committee also has responsibility for reviewing our policies with respect to risk assessment and risk management, which responsibility is shared with the Finance and Risk Committee. The Audit Committee is also responsible for reviewing with management and external auditors our interim and audited annual financial statements as well as approving the filing of our financial statements, meeting with officers responsible for certifying our Form 10-K or any quarterly report on Form 10-Q prior to any such certification and reviewing with such officers disclosures related to any significant deficiencies or material weaknesses in the design or operation of internal controls. The Audit Committee is charged with periodically discussing with our external auditors such auditors’ judgments about the quality, not just the acceptability, of our accounting principles as applied in our consolidated financial statements.

The specific responsibilities of the Audit Committee are set forth in its written charter, which is available for viewing on our website at www.hannonarmstrong.com.
Compensation Committee
Mark Cirilli (Chair), Rebecca Blalock, and Steven Osgood are the current members of the Compensation Committee. Our board of directors has determined that each of the members of the Compensation Committee is independent as required by the NYSE listing standards, SEC rules, the Guidelines, the Independence Standards (as defined below) and the written charter of the Compensation Committee. The Compensation Committee, which met ten times during 2018, is responsible for, among other things, overseeing the approval, administration and evaluation of our compensation plans, policies and programs, and reviewing the compensation of our directors and executive officers. The specific responsibilities of the Compensation Committee are set forth in its written charter, a copy of which is available for viewing on our website at www.hannonarmstrong.com.

Since 2016, the Compensation Committee has engaged FTI Consulting, Inc. (“FTI”), as an independent compensation consulting firm, to provide analysis and recommendations regarding (1) base salaries, annual bonuses and long-term incentive compensation for our executive management team, and (2) the director compensation program for independent members of our board of directors. The Compensation Committee also engaged Pay Governance LLC ("Pay Governance"), a compensation consulting firm, to report to the Compensation Committee on the setting of certain annual bonus targets. FTI and Pay Governance report directly to the Compensation Committee and they have not performed, and do not currently provide, any other services to management or the Company. The Compensation Committee has determined that FTI and Pay Governance are independent pursuant to the Compensation Committee charter.
Nominating, Governance and Corporate Responsibility Committee
Teresa Brenner (Chair) and Mark Cirilli are the current members of the Nominating, Governance and Corporate Responsibility Committee. Our board of directors has determined that all of the members of the Nominating, Governance and Corporate Responsibility Committee are independent as required by the NYSE listing standards, the Guidelines, the Independence Standards (as defined below) and the written charter of the Nominating, Governance and Corporate Responsibility Committee. The Nominating, Governance and Corporate Responsibility Committee, which met six times during 2018, is responsible for, among other things, reviewing periodically and making recommendations to our board of directors on the range of qualifications that should be represented on our board of directors and eligibility criteria for individual board membership, as well as seeking, considering and recommending to the board qualified candidates for election as directors and approving and recommending to the full board of directors the appointment of each of our officers and, if necessary, a lead independent director. For a discussion of the consideration of diversity in the process by which candidates for director are considered for nomination by the Nominating, Governance and Corporate Responsibility Committee, and the process for identifying and evaluating nominees for director, including nominees recommended by security holders, please see “Corporate Governance and Social and Environmental Responsibility—Identification of Director Candidates” in this proxy statement. The Nominating, Governance and Corporate Responsibility Committee reviews and makes recommendations on matters involving the general operation of our board of directors and our corporate governance and annually recommends nominees for each committee of our board of directors. The committee also periodically reviews the Company’s strategies, activities, policies, and communications regarding sustainability and other environmental, social and governance (“ESG”) related matters and makes recommendations to our board of directors. In this capacity, the committee reviews our CarbonCount® score discussed in the “Corporate Governance and Social and Responsibility—Environmental Impact” section below. In addition, the committee annually facilitates the assessment of our board of directors’ performance as a whole and that of the individual directors and reports thereon to our board of directors. In February 2018, we changed the name to the Nominating, Governance and Corporate Responsibility Committee from the Nominating and Corporate Governance Committee and amended its charter to further emphasize the committee responsibility for ESG oversight, including for our policies and communications.
The specific responsibilities of the Nominating, Governance and Corporate Responsibility Committee are set forth in its written charter, which is available for viewing on our website at www.hannonarmstrong.com.

Finance and Risk Committee
Charles O’Neil (Chair) and Rebecca Blalock are the current members of the Finance and Risk Committee. Our board of directors has determined that all of the members of the Finance and Risk Committee are independent under the NYSE listing standards, the Guidelines, the Independence Standards (as defined below) and the written charter of the Finance and Risk Committee. The Finance and Risk Committee, which met eleven times during 2018, has responsibility for the assessment, monitoring and oversight of matters relating to the Company’s financings. The Finance and Risk Committee also discusses and reviews policies and guidelines with respect to our risk assessment and risk management for various risks, including, but not limited to, our interest rate, counter-party, credit, capital availability, refinancing and certain environmental risks. The Finance and Risk Committee also reviews and assesses the adequacy of our insurance coverage and our cybersecurity policies and programs.
The specific responsibilities of the Finance and Risk Committee are set forth in its written charter, which is available for viewing on our website at www.hannonarmstrong.com.
Report of the Audit Committee
The Audit Committee has furnished the following report for the fiscal year ended December 31, 2018:
The Audit Committee is responsible for monitoring the integrity of our consolidated financial statements, our system of internal controls, our risk management, the qualifications, independence and performance of our independent registered public accounting firm and our compliance with related legal and regulatory requirements. The Audit Committee has the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace our independent registered public accounting firm. The Audit Committee operates under a written charter adopted by our board of directors.

Management is primarily responsible for our financial reporting process including the system of internal controls and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Ernst & Young LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our annual consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States and on the effectiveness of the company’s internal controls over financial reporting based on criteria established in 2013 by the Committee of Sponsoring Organizations of the Treadway Commission. The Audit Committee’s responsibility is to oversee and review the financial reporting process. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or accounting principles generally accepted in the United States or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by our management and our independent registered public accounting firm.
Representatives of Ernst & Young LLP attended the Audit Committee meetings on at least a quarterly basis. These meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management and Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee reviewed and discussed the Company’s audited financial statements with management and Ernst & Young LLP. The Audit Committee also discussed with Ernst & Young LLP matters that independent accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board (the “PCAOB”), including, among other things, matters related to the conduct of the audit of our consolidated financial statements and the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, which included a discussion of Ernst & Young LLP’s judgments about the quality (not just the acceptability) of our accounting principles as applied to financial reporting. The Audit Committee met with Ernst & Young LLP, with and without management present, to discuss the results of their audit.

The Audit Committee also discussed with Ernst & Young LLP their independence from us. Ernst & Young LLP provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communication with audit committees concerning independence and represented that it is independent from us. The Audit Committee also received regular updates on the amount of fees and scope of audit and tax services provided by Ernst & Young LLP.
Based on the Audit Committee’s review and these meetings, discussions and reports, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in its written charter, the Audit Committee recommended to our board of directors that our audited consolidated financial statements for the fiscal year ended December 31, 2018 be included in our Form 10-K filed with the SEC. The Audit Committee has also appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 and is presenting this selection to our stockholders for ratification.
Steven G. Osgood
Charles O’Neil
Richard Osborne
The foregoing Report of the Audit Committee shall not be deemed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, to be (i) “soliciting material” or “filed” or (ii) incorporated by reference by any general statement into any filing made by us with the SEC, except to the extent that we specifically incorporate such report by reference.

COMPENSATION OF INDEPENDENT DIRECTORS
A director who is also an employee of the Company is referred to as an executive director. Executive directors do not receive compensation for serving on our board of directors. We pay directors’ fees only to those directors who are independent under the NYSE listing standards, as more fully described elsewhere in this section under "Corporate Governance and Social and Environmental Responsibility-Director Independence". We have approved and implemented a compensation program for our independent directors that consists of an annual cash retainer fee and long-term equity awards as described below. We also reimburse each of our independent directors for his or her expenses incurred in connection with his or her board responsibilities. The following table summarizes the annual compensation received by our independent directors for 2018.
Director Compensation Table for 2018

Name	Fees Paid or Earned in Cash ($)	Stock Awards ($) (1)	Total ($)
Rebecca B. Blalock	65,000	64,993	129,993
Teresa M. Brenner	80,000	64,993	144,993
Mark J. Cirilli	80,000	64,993	144,993
Charles M. O’Neil	80,000	64,993	144,993
Richard J. Osborne	90,000	64,993	154,993
Steven G. Osgood	85,000	64,993	149,993

(1)
Each of Messrs. Cirilli, O’Neil, Osborne and Osgood, and Mses. Blalock and Brenner were granted 3,401 shares of restricted Common Stock in 2018 valued at $19.11 per share, the closing price of our Common Stock on the NYSE at the date of grant. The grant date fair value was computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 and the assumptions and methodologies set forth in our Form 10-K for the year ended December 31, 2018 (Note 2 and Note 11, Equity). The shares of Common Stock granted in 2018 vest on March 5, 2020. As of December 31, 2018, each of Messrs. Cirilli, O’Neil and Osborne and Mses. Blalock and Brenner held 6,827 shares of unvested restricted Common Stock and Mr. Osgood held 7,697 shares of unvested restricted Common Stock.

The components of the independent director compensation are as follows:

•	cash retainer of $65,000 annually per director;

•	cash retainer to the Lead Independent Director of $25,000 annually;

•	cash retainer to the Chair of the Audit Committee of $20,000 annually;

•	cash retainer to each of the Chairs of the Compensation Committee, the Nominating, Governance and Corporate Responsibility Committee and the Finance and Risk Committee of $15,000 annually; and

•	equity grant of $65,000 annually per director.
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All cash fees described above are paid quarterly in arrears.
Our directors are also subject to stock ownership guidelines, which are described in more detail as set forth below under “Executive Compensation —Compensation Discussion and Analysis—Stock Ownership Guidelines for Named Executive Officers and Directors.”

Changes to our Director Compensation for 2019
For 2019, our board of directors increased the targeted annual equity grant to $100,000 and awarded each independent director 4,010 restricted limited partner profit interest ("LTIP") units in Hannon Armstrong Sustainable Infrastructure Capital Partnership, LP, the Company's operating partnership (our "Operating Partnership"). The 2019 independent director awards vest on May 15, 2020. LTIP units are described in more detail as set forth below under "Executive Compensation —Compensation Discussion and Analysis—Equity Incentive Plan."

CORPORATE GOVERNANCE AND SOCIAL AND ENVIRONMENTAL RESPONSIBILITY
We own and invest in a diversified group of sustainable infrastructure projects focused on reducing or mitigating the impacts of climate change through the allocation of our capital across the energy efficiency, renewable energy and other sustainability focused markets. Under the direction of our chief executive officer and the board of directors, we are focused on achieving a high level of environmental and social responsibility and strong corporate governance. The Nominating, Governance and Corporate Responsibility Committee of our board of directors is responsible for our ESG oversight, including for our policies and communications. Additionally, we have a committee, comprised of employees from across the organization, that is focused on implementing various ESG strategies, policies, and communications and reports to our chief executive officer. In 2019, we issued our inaugural ESG report that illustrates our progress towards implementing these strategies and policies.
Our business and business strategy are focused on addressing climate change, including through the reduction of carbon emissions that have been scientifically linked to climate change. We estimate the carbon impact of each of our investments. In addition, we operate our business in a manner intended to reduce the environmental impact, including by purchasing renewable electricity for our office and by encouraging recycling. In 2018, we adopted our Environmental Policies focused on our operations. We also participate in a number of climate focused initiatives including Climate Action 100+, We Are Still In and the Climate Disclosure Standards Board (“CDSB”). In 2017, we joined the CDSB’s initiative to pledge to implement the recommendations of the Task Force on Climate-related Financial Disclosures (“TCFD”). Additionally, in 2018, we became a signatory to the United Nations Global Compact, an initiative focused on responsible business practices related to human rights, labor, the environment and anti-corruption.
We are also focused on our social responsibility within our workforce and our community. In 2018, we adopted our Human Capital and Human Rights Management Policies to further our commitment to social responsibility. Our culture is focused on hiring and retaining diverse and highly talented employees and empowering them to create value for our stockholders. In our employee selection process and operation of our business we adhere to equal employment opportunity policies and encourage the participation of our employees in training programs that will enhance their effectiveness in the performance of their duties. Our chief executive officer leads employee meetings intended to encourage employees to understand why sustainability matters and regularly meets with small groups of employees to receive their feedback on the business.
We provide competitive benefits that promote the health of our employees and their families and design compelling job opportunities, aligned with our mission, in an energizing work environment. We also encourage our employees to continue to develop in their careers, including by obtaining advanced degrees or professional certifications. We compensate our employees according to our fair remuneration policies and believe deeply in paying for performance. Therefore, employees generally receive a portion of their compensation in the form of stock grants tied to performance. We encourage our employees to contribute their time to support various community and charitable activities and sponsor several local community organizations with a primary focus on environmental organizations.
We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•	our board of directors is not staggered, with each of our directors subject to re-election annually;

•	our board of directors has determined that six of our seven directors are independent for purposes of the NYSE corporate governance listing standards and Rule 10A-3 under the Exchange Act;

•
we have a Lead Independent Director, who convenes and chairs executive sessions of the independent directors to discuss certain matters without management present, as described in greater detail below;

•	two of our directors each qualify as an “audit committee financial expert” as defined by the SEC;

•	two of our directors are women, constituting 29% of our board of directors and 33% of the independent directors;

•
our Guidelines provide for a majority vote policy for the election of directors pursuant to which any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation to our board of directors, which shall consider whether or not to accept such resignation, as described in greater detail below;

•	we have established a target retirement age of 75 for our directors;

•	we have an active stockholder outreach program, including annually providing our stockholders the opportunity to vote on the compensation of executives;

•
our Statement of Corporate Policy Regarding Equity Transaction prohibits our directors and officers from hedging our equity securities, holding such securities in a margin account or pledging such securities as collateral for a loan;

•
we have a Clawback Policy that provides for the possible recoupment of performance or incentive-based compensation in the event of an accounting restatement due to material noncompliance by us with any financial reporting requirements under the securities laws (other than due to a change in applicable accounting methods, rules or interpretations);

•
we have opted out of the control share acquisition statute in the Maryland General Corporations Law (the “MGCL”) and have exempted from the business combinations statute in the MGCL transactions that are approved by our board of directors;

•	we do not have a stockholder rights plan; and

•
we have expanded the role of our Nominating, Governance and Corporate Responsibility Committee to also focus on directing the strategy and oversight of our ESG strategies, activities, policies and communications;

In order to foster the highest standards of ethics and conduct in all business relationships, we have adopted a Code of Business Conduct and Ethics policy (the “Code of Conduct”). This policy, which covers a wide range of business practices and procedures, applies to our officers, directors and employees. In addition, we have implemented Whistleblowing Procedures related to accounting and auditing matters as well as Code of Conduct matters (the “Whistleblower Policy”) that sets forth procedures by which any Covered Persons (as defined in the Whistleblower Policy) may raise, on a confidential basis, concerns regarding, among other things, any questionable or unethical accounting, internal accounting controls or auditing matters with our Audit Committee as well as any potential code of conduct or ethics violations with our Nominating, Governance and Corporate Responsibility Committee or our General Counsel. We review these policies on a periodic basis with our employees.

Role of the Board of Directors and Risk Oversight
Pursuant to our Charter and Bylaws and the MGCL, our business and affairs are managed under the direction of our board of directors. Our board of directors has the responsibility for establishing broad corporate policies and for our overall performance and direction but is not involved in our day-to-day operations which are managed by our senior management team. Members of our board of directors keep informed of our business by participating in meetings of our board of directors and its committees, by reviewing analyses, reports and other materials provided to them and through discussions with the chairman of our board of directors, president and chief executive officer and other executive officers and other employees of the Company.
Currently, Mr. Eckel serves as the chairman of our board of directors and chief executive officer. In addition, our board of directors has an active Lead Independent Director, Richard J. Osborne. Our board of directors believes that this leadership structure is best for the Company and its stockholders at this time. In his dual role, Mr. Eckel uses his extensive experience in managing companies operating in the energy sector and expertise in energy investments for over 35 years through many business cycles to effectively and efficiently guide the Company and our board of directors, including overseeing the Company’s strategies relating to ESG matters. He fulfills his responsibilities as chairman of our board of directors through close interaction with Mr. Osborne, our Lead Independent Director since 2014, and the committee chairs.
In reaching the conclusion that the roles of the chairman and chief executive officer should be held by one person, our board of directors has considered the performance of the Company since its IPO as well as the views expressed by our stockholders and other constituents, both through stockholder votes and through direct outreach by management and our board of directors. Our board of directors concluded that Mr. Eckel is a well-seasoned leader with a proven track record of leading the Company over a long period of growth both before and after our IPO. Based on his and our track record, our board of directors determined that Mr. Eckel is the best person to continue to lead the Company and our board of directors. Our board of directors also considered the actual board relationships and determined that there is actual and effective independent oversight of management by our supermajority independent board led by Mr. Osborne in his capacity as our Lead Independent Director.
In connection with their oversight of risk to our business, our board of directors considers feedback from management concerning the risks related to our business, operations and strategies. The Finance and Risk Committee of the board of directors has the responsibility to discuss and review policies with respect to our risk assessment and risk management, including, but not limited to, guidelines and policies to govern the process by which risk assessment and risk management is undertaken, the adequacy of our insurance coverage, our interest rate risk management, our counter-party and credit risks, our capital availability, our refinancing risks, and our cybersecurity risk. Our Audit Committee also consults with the Finance and Risk Committee on certain of these matters. Management regularly reports to our board of directors on our leverage policies, our asset acquisition process, any asset impairments and our compliance with applicable REIT and Investment Company Act of 1940 rules. Members of our board of directors routinely meet with management in connection with their consideration of matters submitted for the approval of our board of directors and the risks associated with such matters.
Our board of directors believes that its composition protects stockholder interests and provides sufficient independent oversight of management. A supermajority of our current directors are “independent” under NYSE listing standards, as more fully described elsewhere in this section under “Corporate Governance and Social and Environmental Responsibility—Director Independence.” The independent directors, led by Mr. Osborne, our Lead Independent Director, meet separately from management at least four times a year and are active in the oversight of the Company. The independent directors oversee such critical matters as the integrity of our financial statements, the evaluation and compensation of executive officers and the selection and evaluation of directors. Each independent director has the ability to add items to the agenda of our board of directors meetings or raise subjects for discussion that are not on the agenda for that meeting.

Mr. Osborne works with the chairman of our board of directors to establish the agenda for regular meetings of our board of directors, serves as chair of regular meetings of our board of directors when our chairman is absent, presides at executive sessions, serves as a liaison between our chairman and chief executive officer and our independent directors, and encourages dialogue between our independent directors and management. He also establishes the agenda for meetings of our independent directors and performs such other duties as our board of directors may establish or delegate.
Our board of directors believes that its supermajority independent composition and the roles that our independent directors perform provide effective corporate governance at the board of directors’ level and independent oversight of both our board of directors and management. The current governance structure, when combined with the functioning of the independent director component of our board of directors and our overall corporate governance structure, strikes an appropriate balance between strong and consistent leadership and independent oversight of our business and affairs.
Code of Business Conduct and Ethics
Our board of directors has adopted a Code of Conduct that applies to our directors, executive officers, and employees. The Code of Conduct was designed to assist in complying with the law, in resolving moral and ethical issues that may arise and in complying with our policies and procedures. Among the areas addressed by the Code of Conduct are compliance with applicable governmental, state and local laws, compliance with securities laws, the use and protection of company assets, data privacy, the protection of our confidential corporate information, dealings with the press and communications with the public, internal accounting controls, improper influence of audits, records retention, fair dealing, discrimination and harassment, health and safety, and conflicts of interest, including payments and gifts by third parties, outside financial interests that might be in conflict with our interests, access to our confidential records, corporate opportunities, and loans. The Code of Conduct is available for viewing on our website at www.hannonarmstrong.com. We will also provide the Code of Conduct, free of charge, to stockholders who request it. Requests should be directed to Steven L. Chuslo, our general counsel, executive vice president and secretary, at Hannon Armstrong Sustainable Infrastructure Capital, Inc., 1906 Towne Centre Blvd, Suite 370, Annapolis, Maryland 21401.
Corporate Governance Guidelines
Our board of directors has adopted the Guidelines that address significant issues of corporate governance and set forth procedures by which our board of directors carries out its responsibilities. Among the areas addressed by the Guidelines are the composition of our board of directors, its functions and responsibilities, its standing committees, director qualification standards, access to management and independent advisors, director compensation, management succession, director orientation and continuing education and the annual performance evaluation and review of our board of directors and committees. The Guidelines are available for viewing on our website at www.hannonarmstrong.com. We will also provide the Guidelines, free of charge, to stockholders who request it. Requests should be directed to Steven L. Chuslo, our general counsel, executive vice president and secretary, at Hannon Armstrong Sustainable Infrastructure Capital, Inc., 1906 Towne Centre Blvd, Suite 370, Annapolis, Maryland 21401.
Majority Vote Policy
The Guidelines provide for a majority vote policy for the election of directors. Pursuant to this policy, in any uncontested election of directors, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation to our board of directors following certification of the stockholder vote. The Nominating, Governance and Corporate Responsibility Committee shall promptly consider the resignation and make a recommendation to our board of directors with respect to the tendered resignation. In considering whether to accept or reject the tendered resignation, the Nominating, Governance and Corporate Responsibility Committee shall consider all factors it deems relevant, which may include the stated reasons, if any, why stockholders withheld votes from the director, any alternatives for curing the underlying cause of the withheld votes, the length of service and qualifications of the director, the director’s past and expected future contributions to the Company, the composition of our board of directors, and such other information and factors as members of the Nominating, Governance and Corporate Responsibility Committee shall determine are relevant.
Our board of directors will act on the Nominating, Governance and Corporate Responsibility Committee’s recommendation no later than 90 days after the certification of the stockholder vote. Any director who tenders his or her resignation to our board of directors will not participate in the Nominating, Governance and Corporate Responsibility Committee’s consideration or board action regarding whether to accept such tendered resignation.
We will promptly disclose our board of director’s decision whether to accept the resignation as tendered (providing a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation) in a press release, a filing with the SEC or in another broadly disseminated means of communication.
Director Independence
The Guidelines provide that a majority of the directors serving on our board of directors must be independent as required by NYSE listing standards. In addition, as permitted under the MGCL, our board of directors has adopted certain independence standards (the “Independence Standards”) to assist it in making determinations with respect to the independence of directors. The Independence Standards are available for viewing on our website at www.hannonarmstrong.com. Based upon its review of all relevant facts and circumstances, our board of directors has affirmatively determined that six of our seven current directors—Rebecca Blalock, Teresa Brenner, Mark Cirilli, Charles O’Neil, Richard Osborne and Steven Osgood—qualify as independent directors under the NYSE listing standards and the Independence Standards.
Identification of Director Candidates
In accordance with the Guidelines and its written charter, the Nominating, Governance and Corporate Responsibility Committee is responsible for identifying director candidates for our board of directors and for recommending director candidates to our board of directors for consideration as nominees to stand for election at our annual meetings of stockholders. Director candidates are recommended for nomination for election as directors in accordance with the procedures set forth in the written charter of the Nominating, Governance and Corporate Responsibility Committee.
We seek highly qualified director candidates from diverse business, professional and educational backgrounds who combine a broad spectrum of experience and expertise with a reputation for the highest personal and professional ethics, integrity and values. The Nominating, Governance and Corporate Responsibility Committee periodically reviews the appropriate skills and characteristics required of our directors in the context of the current composition of our board of directors, our operating requirements and the long-term interests of our stockholders. In accordance with the Guidelines, directors should possess the highest personal and professional ethics, integrity and values, exercise good business judgment, be committed to representing the long-term interests of the Company and our stockholders and have an inquisitive and objective perspective, practical wisdom and mature judgment. The Nominating, Governance and Corporate Responsibility Committee reviews director candidates with the objective of assembling a slate of directors that can best fulfill and promote our goals, regardless of gender, age or race, and recommends director candidates based upon contributions they can make to our board of directors and management and their ability to represent our long-term interests and those of our stockholders.
The Nominating, Governance and Corporate Responsibility Committee evaluates the skill sets required for service on our board of directors and has developed a list of potential director candidates. If it is determined there is the need for additional or replacement board members, the Nominating, Governance and Corporate Responsibility Committee will assess potential director candidates included on the list as well as other appropriate potential director candidates based upon information it receives regarding such potential candidates or otherwise possesses, which assessment may be supplemented by additional inquiries. In conducting this assessment, the Nominating, Governance and Corporate Responsibility Committee considers knowledge, experience, skills, diversity and such other factors as it deems appropriate in light of our current needs and those of our board of directors. The Nominating, Governance and Corporate Responsibility Committee may seek input on such director candidates from other directors, including the chairman and chief executive officer, and recommends director candidates to our board of directors for nomination. The Nominating, Governance and Corporate Responsibility Committee does not solicit director nominations, but it will consider recommendations by stockholders with respect to elections to be held at an annual meeting, so long as such recommendations are sent on a timely basis and in accordance with applicable law. The Nominating, Governance and Corporate Responsibility Committee will evaluate nominees recommended by stockholders against the same criteria that it uses to evaluate other nominees. The Nominating, Governance and Corporate Responsibility Committee may, in its sole discretion, engage one or more search firms or other consultants, experts or professionals to assist in, among other things, identifying director candidates or gathering information regarding the background and experience of director candidates. The Nominating, Governance and Corporate Responsibility Committee will have sole authority to approve any fees or terms of retention relating to these services.
Our stockholders of record who comply with the advanced notice procedures set forth in our current Bylaws and outlined under the “Submission of Stockholder Proposals” section of this proxy statement may nominate candidates for election as directors. Our Bylaws currently provide that stockholder nominations of director candidates for an annual meeting of stockholders must be received no earlier than the 150th day and not later than 5:00 p.m., Eastern time, on the 120th day prior to the first anniversary of the date of the proxy statement for the immediately preceding annual meeting of stockholders; provided, however, in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder, to be timely, must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made. Accordingly, to submit a director candidate for consideration for nomination at our 2020 annual meeting of stockholders, stockholders must submit the recommendation, in writing, by 5:00 p.m., Eastern time on December 20, 2019, but in no event earlier than November 20, 2019. The written notice must set forth the information and include the materials required by our current Bylaws. The advanced notice procedures set forth in our current Bylaws do not affect the right of stockholders to request the inclusion of proposals in our proxy statement pursuant to SEC rules. See “Submission of Stockholder Proposals” for information regarding providing timely notice of stockholder proposals under SEC rules.
Personal Loans to Executive Officers and Directors
We comply with, and operate in a manner consistent with, applicable law prohibiting extensions of credit in the form of personal loans to or for the benefit of our directors and executive officers.
Director Attendance at Annual Meetings of Stockholders
We have scheduled a board meeting in conjunction with the Annual Meeting and, as set forth in the Guidelines, our policy is to encourage and promote the attendance by each director at all scheduled meetings of our board of directors and all meetings of our stockholders.
Communications with the Board of Directors
Our board of directors has approved a process to enable communications with the independent members of the board of directors or the chair of any of the committees of the board of directors. Communications by email should be sent to generalcounsel@hannonarmstrong.com. Communications by regular mail should be sent to the attention of Steven L. Chuslo, our general counsel, executive vice president and secretary, at our office at 1906 Towne Centre Blvd, Suite 370, Annapolis, MD 21401. Each communication received will be reviewed to determine whether the communication requires immediate action. All appropriate communications received, or a summary of such communications, will be sent to the appropriate member(s) of our board of directors. However, we reserve the right to disregard any communication we determine is unduly hostile, threatening, illegal, does not reasonably relate to us or our business, or is similarly inappropriate. Our secretary, or his or her delegate, has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.
In addition, any of our stockholders and any other person may make a good faith report to the Audit Committee regarding any questionable or unethical accounting or auditing matters via regular mail addressed to the Audit Committee, 1906 Towne Centre Blvd, Suite 370, Annapolis, MD 21401.
Executive Sessions of Independent Directors
The independent directors serving on our board of directors meet in executive sessions at least four times per year at regularly scheduled meetings of our board of directors. These executive sessions of our board of directors will be presided over by Mr. Osborne, our Lead Independent Director.
Active Stockholder Outreach
We believe that engaging with investors is fundamental to our commitment to good governance and essential to maintaining our industry-leading practices. Throughout the year, we seek opportunities to connect with our investors to gain and share valuable insights into current and emerging business and governance trends. During 2018, we held over 90 meetings with stockholders whose ownership represent approximately 40% of shares outstanding as of the end of the year to discuss various key corporate matters. Topics discussed include our investment criteria, interest rate and other risk management practices, political and regulatory matters and our focus on sustainability and strong governance practices, including with respect to allowing our stockholders to amend our bylaws. These meetings were conducted in person, via teleconference or one-on-one at industry conferences. Our engagement activities take place throughout the year and we also conduct quarterly earnings calls where we try to answer many of the new questions that we receive during our investor outreach.
Corporate Governance Review
In overseeing our corporate policies and our overall performance and direction, our board of directors has adopted the approach of operating in what it believes are the long-term best interests of the Company and our stockholders. In operating under these principles, our board of directors continuously reviews our corporate governance structure and considers whether any changes are necessary or desirable. As part of this review, our board of directors has adopted a number of corporate governance guidelines to better align the interests of our directors with those of our stockholders, including those set forth above. As part of this review, our board of directors also considered amending our bylaws to allow our stockholders (without the concurrence of our board of directors) to implement bylaw amendments. After careful consideration of this matter and discussion with some of our larger stockholders, our board of directors has determined that at this time, it remains in the best interests of our stockholders and the Company that the authority to amend our bylaws continues to remain vested exclusively in our board of directors as is permitted by Maryland law and which has been the case since our IPO in 2013. We continue to monitor and evaluate developments on this issue.
Environmental Impact
With scientific consensus that climate warming trends are linked to human activities and resulting in various extreme weather events, we believe the Company is well positioned to generate attractive risk-adjusted returns by investing in, and managing a portfolio of, assets that reduce climate changing carbon emissions. Further, with increasing weather related events affecting certain of our markets, we see similar investment opportunities in infrastructure assets that mitigate the impact of, and increase the resiliency to, these weather events and climate change.
Our investment thesis is based on the following theories:

•	More efficient technologies are more productive and thus should lead to higher economic returns;

•
Lower portfolio risk is inherent in a portfolio of smaller investments, generated by trends of increasing decentralization and digitalization of energy assets, compared to larger, centralized utility-scale investments;

•	Investing in assets aligned with scientific consensus and society’s general beliefs will reduce potential regulatory and social costs through better internalization of externalities; and

•	Assets that reduce carbon emissions represent an embedded option that may increase in value if carbon regulations were to set a price on carbon emissions.
As part of our investment process, we calculate the ratio of the estimated first year of metric tons of carbon emissions avoided by our investments divided by the capital invested to understand the impact our investments are having on climate change. In this calculation, which we refer to as CarbonCount®, we use emissions factor data, expressed on a CO2 equivalent basis, from the U.S. Government or the International Energy Administration to an estimate of a project’s energy production or savings to compute an estimate of metric tons of carbon emissions avoided. We estimate that our investments originated in 2018 will reduce annual carbon emissions by approximately 496,000 metric tons.
In assessing our performance and results of operations, we also consider the impact of our operations on the environment. We utilize the carbon emissions categorizations established by the World Resources Institute Greenhouse Gas Protocol Corporate Standards to set goals and calculate our estimated emissions. The categorizations are as follows:

•	Scope 1 GHG emissions - Direct emissions - Emissions from operations that are owned or controlled by the reporting company.

•	Scope 2 GHG emissions - Indirect emissions - Emissions from the generation of purchased or acquired energy such as electricity, steam, heating or cooling, consumed by the reporting company.

•	Scope 3 GHG emissions - Indirect emissions - All other indirect emissions that occur in the value chain of the reporting company, including both upstream and downstream emissions.
The table below illustrates our goals and performance for 2018 in metric tons ("MT").

Category	Goal	Performance	Verification (3)
Scope 1 GHG emissions	0 MT	0 MT	Bureau Veritas
Scope 2 GHG emissions	0 MT	0 MT (1)	Bureau Veritas
Scope 3 GHG emissions	0 MT2	365 MT (2)	Bureau Veritas

(1)	Performance stated is market-based which includes the impact of purchasing renewable energy credits.

(2)
Our stated actual performance for Scope 3 GHG emissions does not include the carbon emissions reductions as a result of our investments. The first year carbon emissions reductions as a result of our investments originated in 2018 are 496,000 MT.

(3)
In addition to our internal review, Bureau Veritas North America, Inc. was commissioned as an independent organization to verify our GHG emissions reporting as estimated in accordance with GHG measurement and reporting protocols of the World Resources Institute / World Business Council for Sustainable Development Greenhouse Gas Protocol Corporate Accounting and Reporting Standard (Scope 1, 2) and Corporate Value Chain Accounting and Reporting Standard (Scope 3).

INFORMATION REGARDING OUR EXECUTIVE OFFICERS
Our Named Executive Officers and their ages as of April 11, 2019 are as follows:

Name	Age
Jeffrey W. Eckel	60
Jeffrey A. Lipson	51
J. Brendan Herron	58
Nathaniel J. Rose	41
Steven L. Chuslo	61
Daniel K. McMahon	47
Biographical information with respect to Mr. Eckel is set forth above under “Election of Directors—Information Regarding the Nominees for Election as Directors.”
Jeffrey A. Lipson, 51, joined the Company as our deputy chief financial officer in January 2019. Effective March 1, 2019, Mr. Lipson became an executive vice president and our chief financial officer. From 2013 until 2018, Mr. Lipson was President and Chief Executive Officer and Director of Congressional Bancshares and its subsidiary Congressional Bank; where he began as President and Chief Operating Officer in 2012. He continues to serve on the Board of Directors of Congressional Bank. Prior to that, Mr. Lipson was the Senior Vice President and Treasurer of CapitalSource Inc. and its subsidiary CapitalSource Bank and Senior Vice President, Corporate Treasury, at Bank of America and its predecessor FleetBoston Financial. Mr. Lipson received a Bachelor of Science degree in Economics from Pennsylvania State University in 1989 and a Masters in Business Administration in Finance from New York University’s Leonard N. Stern School of Business in 1993. Mr. Lipson serves on the Board of Directors of the Jewish Council for the Aging of Greater Washington.
J. Brendan Herron, 58, has served as an executive vice president and our chief financial officer since 2013 and served in a variety of roles at the predecessor of our company and its affiliates from 1994 to 2005, and from 2011 to 2013. Effective March 1, 2019, Mr. Herron took on a leadership role as an executive vice president focused on the company’s strategy and growth initiatives. Mr. Herron has over 25 years of experience in structuring, executing and operating infrastructure and technology investments. He formerly served on the U.S. Commerce Secretary’s Renewable Energy and Energy Efficiency Advisory Committee and is presently a member of the Board of Trustees of Calvert Hall College High School (Baltimore, MD). Mr. Herron received a Bachelor of Science degree in accounting and computer science from Loyola University Maryland in 1982 and a Master of Business Administration degree from Loyola University Maryland in 1987 and has passed the CPA and CMA examinations.
Nathaniel J. Rose, CFA, 41, has been an executive vice president since 2015 and our chief investment officer since 2017. He served as our chief operating officer from 2015 to 2017, our chief investment officer from 2013 to 2015 and has been with the Company and its predecessor since 2000. He has been involved with a vast majority of our transactions since 2000. He earned a joint Bachelor of Science and Bachelor of Arts degree from the University of Richmond in 2000, a Master of Business Administration degree from the Darden School of Business Administration at the University of Virginia in 2009, is a CFA charter holder and has passed the CPA examination. He holds a Series 63 and 79 securities licenses.
Steven L. Chuslo, 61, has served as an executive vice president and our general counsel since 2013 and with the predecessor of our company as general counsel since 2008. Mr. Chuslo is responsible for internal governance matters and is actively involved in structuring, developing, negotiating and closing transactions. He has more than 25 years of experience in the fields of securities, commercial finance and energy development, U.S. federal regulation and project finance. Mr. Chuslo received a Bachelor of Arts degree in History from the University of Massachusetts/Amherst in 1982 and a Juris Doctorate from the Georgetown University Law Center in 1990.
Daniel K. McMahon, CFA, 47, has served us as an executive vice president since 2015 and is the head of our portfolio management group. He has been with the Company and its predecessor since 2000 in a variety of roles, including as a senior vice president from 2007 to 2015. He has played a role in analyzing, negotiating, structuring, and managing several billion dollars of transactions. Mr. McMahon received his Bachelor of Arts degree from the University of California, San Diego in 1993, and is a CFA charter holder. He holds Series 24, 63 and 79 securities licenses.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) describes the executive compensation program that was in place for 2018 for our “chief executive officer” or "CEO," our "CFO" and our next four most highly compensated executive officers. We refer to these individuals as our “Named Executive Officers,” or “NEOs.”
This CD&A explains the overall objectives, elements and policies underlying our NEO compensation program for 2018. In general, our 2018 compensation consisted of a base salary, an annual bonus paid in cash and stock based on our 2018 performance and the 2018 long-term equity incentive program. We also provide some forward-looking detail in regard to each NEO's 2019 base salary that was adjusted to be effective April 2019 and annual bonus to be paid in cash and stock (if earned) based on our 2019 performance. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs.
The CD&A also details the annual equity bonus awarded in 2018 for 2017 performance. We provide this detail in compliance with the SEC Summary Compensation Table reporting rules, which require that all equity award values granted in the fiscal year of 2018 be disclosed, despite the fact that these particular equity awards were made in connection with 2017 performance.
Executive Summary
We focus on solutions that reduce carbon emissions and increase resilience to climate change by providing capital to the leading companies in the energy efficiency, renewable energy and other sustainable infrastructure markets. Our goal is to generate attractive returns for our stockholders by investing in a diversified portfolio of investments that generate long-term, recurring and predictable cash flows from proven commercial technologies.
We believe we were one of the first U.S. public companies focused exclusively on making investments in climate change solutions. Our investments, which typically benefit from contractually committed high credit quality obligors, have taken a number of forms including equity, joint ventures, land ownership, lending or other financing transactions. We also generate ongoing fees through gain-on-sale securitization transactions, services and asset management.
We are internally managed, and our management team has extensive relevant industry knowledge and experience, dating back more than 30 years. We have long-standing relationships with the leading energy service companies (“ESCOs”), manufacturers, project developers, utilities, owners and operators. Our origination strategy is to use these relationships to generate recurring, programmatic investment and fee generating opportunities. Additionally, we have relationships with leading banks, investment banks, and institutional investors from which we are referred additional investment and fee generating opportunities.
Executive Compensation Program Objectives
The Compensation Committee of our board of directors is responsible for establishing and administering policy with respect to the compensation of our NEOs on an annual basis. We are committed to providing an executive compensation program that supports the following goals and philosophies:

•	aligning our management team’s interests with those of our stockholders, including our continued investment in solutions that reduce carbon emissions and increase resilience to climate change;

•
motivating and rewarding our management team for executing our operational plans with a focus on sustainable long-term growth in a manner that is consistent with appropriate risk-taking based on sound corporate governance practices; and

•	attracting and retaining an experienced and effective management team while also maintaining an appropriate expense structure.
Structure of Our Executive Compensation Program
As discussed in more detail herein, our executive compensation program is comprised of the following primary compensation elements:

•
base salary, which is an element of compensation set at levels that are commensurate with our NEOs positions and provide fixed pay to attract and retain our NEOs, taking into account our budgeted operating expenses;

•
incentive compensation (annual bonus) that is payable in cash or equity that vests over a period of time from date of grant and is based on achievement of certain quantitative and qualitative corporate and individual performance objectives; and

•	long-term equity incentive program comprised of awards subject to both time-based and performance-based vesting that are designed to meet both our long-term growth and retention objectives.
For 2018, over 75% of our targeted executive compensation was variable or equity-based (as opposed to a fixed cash amount) as shown below:

		Percentage of 2018 Targeted Compensation
Compensation Element	Type of Compensation	Mr. Eckel	Other Named Executive Officers
Annual base salary	Fixed	13%	18% to 23%
Annual cash or equity incentive	Variable / Equity-based	24%	23% to 30%
Long-term equity incentive program	Variable / Equity-based	63%	49% to 59%
Our Compensation Committee believes having a significant portion of variable or equity-based compensation achieves our goals of encouraging high performance, promoting accountability, retaining skilled leadership and motivating our executives to achieve our business objectives and aligning their interests with those of our stockholders.
Overview of 2018 Performance and our Pay for Performance Philosophy
One of the guiding principles underlying the Compensation Committee’s executive compensation philosophy is that compensation should encourage and reward strong financial and operational performance. Our executive compensation philosophy is also implicitly linked to ESG performance, as our financial performance is driven in part from investments that address climate change. In furtherance of this philosophy, the Compensation Committee established the 2018 annual incentive plan with quantitative and qualitative performance goals based upon the Company’s strategic goals. The quantitative goals were intended to focus our NEOs on the key financial metrics that impact the Company’s results and stockholder value, including Core Earnings and Core ROE. The qualitative goals included an evaluation of overall performance of each NEO. Set forth below is graphical illustration of our Core Earnings and Core ROE growth from 2017 to 2018.
Strong origination volumes and higher gain-on-sale fee income helped to overcome a flattening yield curve and higher interest expense, causing Core Earnings and Core ROE to exceed our predetermined corporate targets for these measures. This resulted in the NEOs being entitled to receive 145% of their target corporate performance bonus amounts, which was 70% of NEO incentive compensation. The remaining 30% was based on an evaluation of individual performance. The calculated corporate performance combined with individual performance resulted in the NEOs receiving an average of 135% of their target incentive compensation, an increase from approximately 80% for 2017.
Our 2018 results would not have been achieved without the leadership and efforts of the NEOs, and the results had a direct impact on the compensation decisions. In making its compensation decisions to be paid in 2019, the Compensation Committee recognized the 2018 results and achievements noted above, the performance of the Company and the NEOs, the performance of the Company as compared to other companies in our peer group (as defined below) and the contributions and accomplishments of our NEOs to our continuing growth.
Our Executive Compensation Program Best Practices
Our executive compensation program incorporates the following best practices:

•	Compensation Committee comprised solely of independent directors.

•	Independent compensation consultants that are engaged directly by the Compensation Committee and provides no other services to management or the Company.

•	Compensation structure with targeted compensation that is predominately variable and equity-based.

•	Compensation Committee reviewed and considered total compensation for each NEO against a peer group (as defined below).

•	Robust stock ownership guidelines.

•
Recoupment policy for performance or incentive-based compensation in the event of an accounting restatement due to material noncompliance by the Company with any financial reporting requirements under the securities laws.

•	Limited executive perquisites.

•	Hedging, pledging and margin accounts related to our Common Stock not permitted by any of our NEOs.

•	Equity incentive plan that prohibits repricing of stock options without prior stockholder approval.

•	Equity incentive plan provides that equity awards are subject to a minimum vesting period of no less than one year.
Process for Setting Executive Compensation
The Compensation Committee has primary responsibility for setting and approving the compensation of our chief executive officer and reviewing, approving and recommending to our board of directors, compensation for our other NEOs in a manner that is effective and consistent with our overall executive compensation strategy. As part of that responsibility, the Compensation Committee reviews on an individual basis the performance of our NEOs. As part of its process for reviewing the performance of our NEOs for 2018, the Compensation Committee considered the recommendations of our chief executive officer, with respect to the compensation of our NEOs.
The Compensation Committee typically reviews compensation levels for our NEOs near the beginning of each calendar year in determining base salaries and budgeted amounts for total compensation for the new fiscal year, and then meets again following the end of such fiscal year to review the Company’s and the NEOs’ actual performance, at which time it makes determinations with respect to adjustments to base salary, annual cash and equity bonuses and our long-term equity incentive program. As part of its annual review of the compensation paid to our NEOs, the Compensation Committee typically considers a number of factors in determining or structuring compensation, including the nature of the executive’s job and the responsibilities related thereto, the executive’s job performance compared to goals and objectives established for the Company and the executive at the beginning of the year, the experience level of the executive in his or her current position, the compensation levels of competitive jobs within our peer group (as defined below), our financial performance and financial condition, the execution of our investment and financing strategy, the impact of compensation determinations on our budgeted operating expense ratios and certain other quantitative and qualitative factors. These factors described above may vary from year to year in importance to, and usage by, the Compensation Committee, depending upon market conditions, corporate priorities and individual circumstances.
The Compensation Committee engaged FTI to provide advice regarding the executive compensation program for our senior management team and board of directors, including analysis and recommendations regarding (1) base salaries, annual bonuses, including the mix of cash and equity, and long-term incentive compensation for our executive management team, (2) the director compensation program for independent members of our board of directors, and (3) other matters as requested by the Compensation Committee. The Compensation Committee also engaged Pay Governance, a compensation consulting firm, to report to the Compensation Committee on the setting of certain annual bonus targets for our NEOs. FTI and Pay Governance report directly to the Compensation Committee and they have not performed, and do not currently provide, any other services to management or the Company.
As part of the annual review of compensation payable to each of our NEOs, the Compensation Committee typically considers the compensation practices and levels at other companies that it deems generally comparable in structure and strategy. For 2018, this consideration was based on an October 2018 FTI report that includes other internally managed mortgage REITs or specialty-finance or renewable energy companies with market capitalizations ranging from approximately $0.6 billion to $2.3 billion as compared to our market capitalization at the same time of approximately $1.1 billion. We sometimes refer to this group as our “peer group” for purposes of determining compensation.

Arbor Realty Trust, Inc.	Pattern Energy Group Inc.

Capstead Mortgage Corporation	Redwood Trust, Inc.

Hercules Capital, Inc.	SunPower Corporation*

HFF, Inc.	Sunrun Inc.*

iStar Inc.	TPI Composites, Inc.*

Ladder Capital Corp.	Vivint Solar, Inc.*

Main Street Capital Corporation	Walker & Dunlop, Inc.

New York Mortgage Trust, Inc.

*
Added to the peer group in 2018. The following companies were removed from the peer group in 2018 due to changes in their business, size, or their business model not being comparable to ours: CYS Investments, Inc., NewStar Financial, Inc., PHH Corporation, and Triangle Capital Corporation.

The Compensation Committee works jointly with management and the compensation consultant to design and implement our compensation plan that combines the elements of current cash compensation in the form of a base salary, an annual bonus (payable in cash and equity) and long-term equity incentive compensation in one plan, which we refer to as the executive compensation program, the components of which are described below. The Compensation Committee and our board of directors approved the program on an annual basis for the purpose of (i) attracting and retaining top performing employees, (ii) motivating employees by tying compensation directly to our financial performance, and (iii) rewarding exceptional individual performance that supports our overall objectives. The Compensation Committee believes that by issuing both cash and equity incentive awards based on an individual’s achievement of the performance criteria, the executive compensation program allows us to more closely match the incentives of our NEOs with both the long and short-term goals of the business while also improving our ability to monitor the results of our compensation program.
The Compensation Committee also reviews and makes recommendations to our board of directors annually with respect to the compensation of our independent directors. In setting director compensation, our board of directors generally considers the compensation practices and levels for directors paid by our peer group, as well as the expected time commitment from the independent directors in such year.
Scope of Authority of Compensation Committee
The Compensation Committee has overall responsibility for approving, evaluating and, in some cases, recommending to the board of directors, on an annual basis, director and officer compensation plans, policies and programs of the Company, including determining salaries, annual cash bonuses, equity awards, change in control and termination arrangements and director fees. Pursuant to its charter, the Compensation Committee has the sole authority to retain, terminate and pay any compensation consultant to be used to assist in the evaluation of director and senior executive compensation, as well as the authority to retain special legal, accounting or other consultants to advise the committee and may form subcommittees and delegate its authority to such subcommittees. No subcommittees were formed by the Compensation Committee in 2018.
Executive Compensation Program Components
The following provides an overview of our approach to each primary element of our NEO compensation program and an analysis of the compensation paid under each of these elements. Equity incentives are granted under the 2013 Hannon Armstrong Sustainable Infrastructure Capital, Inc. Equity Incentive Plan, as amended (the “Equity Incentive Plan”).

Compensation Element	Objective	Key Features

Base Salary (Cash)	• Provides a fixed element of compensation commensurate with each NEOs position and responsibility.	• Adjustments are generally considered annually based on individual performance, level of pay relative to the market and our peer group, internal pay equity, and retention issues.

Annual Incentive Compensation (Cash and Equity)
• Provides an annual incentive or bonus based upon our overall corporate and individual performance as well as objective and subjective performance criteria that are aligned with the strategic direction of the Company.

• Compensation Committee approves the overall corporate and individual performance measures as well as objective and subjective performance criteria on an annual basis.

• Compensation Committee determines allocation between cash and equity on an annual basis, as well as the vesting criteria of the annual equity awards.

Long-term incentive program (Equity)
• Provides equity-based incentives that contain multi- year vesting and/or performance criteria in order to further our retention objectives and align the interests of our NEOs with those of our stockholders over a longer time period.
• Compensation Committee determines allocation between time-based and performance-based awards. • Compensation Committee determines the performance targets and vesting criteria.

Health Welfare, and Other Benefits	• Offers all eligible employees a competitive benefits package, which includes health and welfare benefits, such as 401(k), medical, dental, disability insurance, and life insurance benefits.	• The plans under which these benefits are offered do not discriminate in scope, terms or operation in favor of officers and are available to all eligible employees.

Perquisites and Other Benefits
• Other than key man life insurance and disability benefits provided to Mr. Eckel as described below, we do not provide any perquisites and do not intend to provide perquisites exceeding $15,000 in the aggregate to our NEOs because we believe that we can provide better incentives for desired performance with compensation in the forms described above.
• N/A
In terms of compensation paid to our NEOs, we have generally provided lower annual base salaries and annual bonuses than the median of the peer group with a higher level of long-term incentive equity compensation. For example, the 2018 annual base salary and target bonus of our chief executive officer that was earned in 2018 was approximately $1.8 million as compared to a median chief executive officer annual base salary and bonus of the peer group of approximately $2.0 million. The total target compensation of our chief executive officer including the 2018 long-term incentive grant was approximately $4.7 million. This was approximately at the 60th percentile of the total 2018 target compensation of the chief executive officers of our peer group, which ranged from approximately $2.0 million to approximately $14.6 million. We do not, however, have a policy of targeting compensation for our NEOs to any specific level within the range of total compensation paid by our peer group (i.e., median, upper or lower); rather, we have attempted to structure our executive compensation program and to compensate our NEOs in a manner that is both competitive enough to retain their services and rewards their performance, hard work and dedication, but is also consistent with our needs to maintain an appropriate expense structure.

Base Salary
Base salary, which represents the fixed element of our executive compensation program, provides for basic economic security at a level that allows us to retain the executive’s services. The Compensation Committee generally establishes annual base salaries for our NEOs commensurate with the level of experience that the executive brings to the position, the nature of the responsibilities required of the executive, such as whether the executive is performing in multiple roles, how successful the executive is in achieving goals established by the Compensation Committee and the executive’s contributions to the Company, but does not assign any specific weights to these factors. As discussed in other parts of this CD&A, the Compensation Committee also considers the size of the Company and our budgeted operating expenses in setting annual base salaries. Base salaries are reviewed and may be adjusted to better match competitive market levels or to recognize an executive’s professional growth and development, increased responsibility or other discretionary factors. The table below reflects the annual salary of our NEOs with increases effective in April of each of the years:

Name	2017 Annual Salary ($)	2018 Annual Salary ($)	2019 Annual Salary ($)
Jeffrey W. Eckel	619,500	639,500	639,500
Jeffrey A. Lipson (1)	-	-	350,000
J. Brendan Herron	360,000	380,000	400,000
Nathaniel J. Rose	343,875	363,875	380,000
Steven L. Chuslo	355,000	360,000	360,000
Daniel K. McMahon	322,000	342,000	355,000
M. Rhem Wooten Jr. (2)	343,500	343,500	-
(1) Mr. Lipson joined the Company in 2019 and was appointed chief financial officer and became an NEO on March 1, 2019.
(2) Mr. Wooten retired from the Company effective April 30, 2018.
The determination to increase base salaries in 2019 for certain of our NEOs was driven by the performance of our NEOs and our desire to establish a base salary that is more competitive with comparable base salaries.
Annual Incentive Compensation or Bonuses
Annual incentive compensation, in the form of cash incentive compensation and equity incentive awards subject to time-based vesting conditions, is available to each of the NEOs under our executive compensation program, with the Compensation Committee determining the allocation between cash and equity. Incentive compensation serves as a means of linking annual compensation both to our overall performance and to objective and subjective performance criteria that are aligned with the Company’s strategic direction.
We provided our NEOs with the opportunity to earn annual incentive compensation for achieving corporate financial and non-financial goals for performance in 2017 and 2018. These bonus awards, which provide for no minimum award or guaranteed payment, are comprised of two parts: a quantitative component and a qualitative component.
The following chart summarizes the target bonus percentage and actual awarded bonus percentages for 2017 and 2018 calculated as a percentage of the base salary at the end of the respective year.

Name	2017 Target Bonus (%)	2018 Target Bonus (%)	2017 Actual Bonus (%)	2018 Actual Bonus (%)
Jeffrey W. Eckel	150	175	114	222
J. Brendan Herron	125	125	101	219
Nathaniel J. Rose	125	150	101	184
Steven L. Chuslo	125	125	101	164
Daniel K. McMahon	125	125	101	164
M. Rhem Wooten Jr. (1)	125	125	101	-
(1) Mr. Wooten retired from the Company effective April 30, 2018.
The target bonus percentages for 2019 are unchanged from 2018 other than the addition of a 125% target bonus percentage for Mr. Lipson.

2017 Bonus Awards awarded in 2018
For 2017, our NEOs incentive compensation was weighted such that 80% was based on quantitative corporate performance measures and 20% was based on an evaluation of individual performance except for Mr. Eckel, our CEO whose incentive compensation was 100% based on quantitative corporate performance measures. The following table sets forth the quantitative company performance measure hurdles and corresponding incentive compensation payouts for each of the NEOs under the quantitative component of the incentive plan:

Corporate Performance Objectives	Weighting	Quantitative Company Performance Hurdle (1)	Payout as a % of Target Upon Achievement of Hurdle (1)	Actual Performance
2017 Core Earnings / share	60%	$1.25 – $1.32	50%
		$1.32	100%	$1.27
		$1.32 – $1.39	150%

Net interest margin (dollars in millions) (2)	15%	$68.2 - $71.75	50%
		$71.75	100%	$61.3
		$71.75-$75.3	150%

Efficiency ratio (3)	15%	21%	50%
		20%	100%	20%
		19%	150%

Net credit losses, as % of total assets (4)	10%	<0.11%	100%	0.0%

(1)	Actual results were interpolated between the values below, with exception of the net credit losses.

(2)
Net interest margin is not a financial measure calculated in accordance with GAAP. It is calculated as total interest income plus rental income plus core equity method investments earnings plus amortization of intangibles, less interest expense. Core equity method investments earnings and amortization of intangibles are located on page 73 of our Form 10-K for the year ended December 31, 2017. The other amounts are located on page 87 of our Form 10-K for the year ended December 31, 2017. Our Form 10-K for the year ended December 31, 2017, was filed with the SEC on February 23, 2018.

(3)
The efficiency ratio is not a financial measure calculated in accordance with GAAP. A lower efficiency ratio indicates a more efficient use of compensation and general and administrative expenses to generate revenue. It is calculated as compensation and benefits expense plus general and administrative expense, divided by total revenue plus core equity method investments earnings and amortization of intangibles. Compensation and benefits expense, general and administrative expense and total revenue are located on page 87 of our Form 10-K for the year ended December 31, 2017. Core equity method investments earnings and amortization of intangibles are located on page 73 of our Form 10-K for the year ended December 31, 2017. Our Form 10-K for the year ended December 31, 2017 was filed with the SEC on February 23, 2018.

(4)
Net credit losses is the dollar amount of any provision for credit losses as disclosed on page 87 of our Form 10-K for the year ended December 31, 2017, filed with the SEC on February 23, 2018. We realized no credit losses in 2017.

The calculated achievement of corporate goals was approximately 63% and there was a 100% payout on qualitative measures. For 2017, the Compensation Committee determined that the measures taken to increase fixed-rate debt given the interest rate environment were in the best interest of the Company, and as such increased the total award for each NEO so that each received approximately 80% of their targeted bonus value. In accordance with the 2017 Bonus Awards, our NEOs received the following amounts of total incentive compensation for 2017 that was paid or granted in 2018:

Name	Total Incentive Compensation Earned in 2017 ($)	% of Incentive Compensation Paid in Cash	% of Incentive Compensation Paid in Restricted Stock (1)
Jeffrey W. Eckel	707,624	—	100
J. Brendan Herron	363,816	—	100
Nathaniel J. Rose	347,515	—	100
Steven L. Chuslo	358,752	—	100
Daniel K. McMahon	325,405	—	100
M. Rhem Wooten Jr. (2)	347,133	—	100

(1)
Shares of restricted Common Stock issued as part of the annual incentive compensation are issued from our Equity Incentive Plan, valued at $19.11 per share, the closing price of our Common Stock on the NYSE on the date of grant. The shares vest in May 2019, other than for Mr. Wooten. See footnote 2 below for details regarding Mr. Wooten's awards.

(2)	Mr. Wooten retired from the Company effective April 30, 2018. Upon his retirement, all unvested restricted Common Stock awarded to Mr. Wooten vested.
2018 Bonus Awards awarded in 2019
For 2018, our NEOs incentive compensation was weighted such that 70% was based on quantitative corporate performance measures and 30% was based on an evaluation of individual performance. The following table sets forth the quantitative company performance measure hurdles and corresponding incentive compensation payouts for each of the NEOs under the quantitative component of the incentive plan:

Corporate Performance Objectives	Weighting	Quantitative Company Performance Hurdle (1)	Payout as a % of Target Upon Achievement of Hurdle (1)	Actual Performance
2018 Core Earnings / share (2)	75%	$1.22 – $1.32	50%
		$1.32	100%	$1.38
		$1.32 – $1.39	150%

2018 Core ROE (3)	25%	9.0% - 10.0%	50%
		10.0%	100%	11.1%
		10.0%-10.5%	150%

(1)	Actual results were interpolated between the values below.

The calculated achievement of corporate goals was approximately 145%, which, when combined with qualitative measures, resulted in our NEOs receiving an average of 135% of their targeted bonus. In accordance with the 2018 Bonus Awards, our NEOs received the following amounts of total incentive compensation for 2018 that was paid or granted in 2019:

Name	Total Incentive Compensation Earned in 2018 ($)	% of Incentive Compensation Paid in Cash	% of Incentive Compensation Paid in Restricted Stock (1)
Jeffrey W. Eckel	1,421,289	100	—
J. Brendan Herron	830,440	75	25
Nathaniel J. Rose	669,985	100	—
Steven L. Chuslo	589,500	100	—
Daniel K. McMahon	561,094	100	—
M. Rhem Wooten Jr. (2)	—	—	—

(1)
Shares of restricted Common Stock issued as part of the annual incentive compensation are issued from our Equity Incentive Plan, valued at $24.94 per share, the closing price of our Common Stock on the NYSE on the date of grant, and vest in May 2020.

(2)     Mr. Wooten retired from the Company effective April 30, 2018.

Long-Term Incentive Program Granted in 2018
NEOs are eligible to participate in a long-term equity incentive program that was based upon (i) our desire to increase the executive’s ownership stake in the Company and better align the executive’s long-term interests with those of our stockholders, (ii) our desire to tie total incentive compensation (including equity incentive awards) to specified quantitative performance measures, (iii) our desire to increase the amount of non-cash, equity incentive compensation earned by our NEOs as a percentage of their total compensation, and (iv) our desire to provide our NEOs with a competitive balance of current cash compensation and equity compensation subject to time-based and performance- based vesting conditions that increases the executive’s incentive to remain with the Company over the longer-term.

To address the goal of aligning the interests of our NEOs with those of our stockholders, the Compensation Committee allocated 50% of the award to each of our Named Executive Officers in the form of restricted stock units ("RSUs") that vest only upon achievement of specified performance metrics. These performance awards subject our Named Executive Officers to the downside risk of a decrease in the value of their compensation if the returns to our stockholders do not match the returns of the index against which our returns are being measured ("Relative TSR") or we do not achieve a specified total stockholder return ("Absolute TSR"). Both Absolute and Relative TSR goals are measured on an approximate three-year basis or such shorter period upon the occurrence of a change of control.

We believe that growth in stockholder return is important to investors and is an appropriate measure of our long-term success. The use of stockholder return was based upon an analysis of the measures used by the other companies in our peer group. The Compensation Committee allocated the remaining portion of the annual award in the form of time-vested restricted Common Stock. This allocation satisfies the need for a useful retention tool, given that in our market there is a demand for experienced executive talent. The service-based award furthers our goal of aligning the long-term interests of our NEOs with those of our stockholders as it subjects our NEOs to the downside risk of a decrease in compensation if the price of our Common Stock declines.

Name	2018 Performance Based Award Units (1)	2018 Time Based Award Shares (2)	Total Value of 2018 Award ($) (3)
Jeffrey W. Eckel	62,100	62,100	2,443,635
J. Brendan Herron	25,876	25,874	1,018,182
Nathaniel J. Rose	18,976	18,974	746,667
Steven L. Chuslo	16,388	16,387	644,849
Daniel K. McMahon	16,388	16,387	644,849
M. Rhem Wooten Jr. (4)	-	-	-

(1)
Represents the total amount of RSUs that have been granted, assuming target performance. 50% of the units are to be earned based on Absolute TSR over a three-year time period and 50% of the RSUs are to be earned based on Relative TSR over the same time period. The actual shares of Common Stock to be earned are calculated according to the chart below. The total shares earned will not exceed 100% of the target if the Absolute TSR is below zero.

2018 Award: Total Stockholder Return Metrics	Threshold 50%	Target 100%	Outperform 200%
Absolute TSR	18.0%	24.0%	30.0%
Relative TSR	30.0%	55.0%	80.0%

(2)	Represents time-based restricted stock shares that vest in three equal annual amounts on May 15, 2019, and March 5, 2020 and 2021.

(3)
Amounts in this column represent the aggregate grant date fair value of awards of both the time-vested and performance-vested restricted shares of Common Stock computed in accordance with FASB ASC Topic 718 and the assumptions and methodologies set forth in our Form 10-K for the year ended December 31, 2018 (Note 2 and Note 11, Equity). The time vested grants were valued at $19.11 per share, the closing price of our Common Stock on the NYSE on the date of grant. The Absolute TSR RSUs were valued at $17.43 per unit and the Relative TSR RSUs were valued at $23.05, in each case by an independent appraisal.

(4)	Mr. Wooten retired from the Company effective April 30, 2018.

Benefits
Benefits are also established based upon a determination of what is needed to aid in attracting and retaining executive talent, as well as providing long-term financial security to our employees and their families. The NEOs are eligible to participate in our health, dental and vision plans, and various insurance plans, including disability and life insurance, and in our 401(k) plan.
Severance Benefits Payable Upon Termination of Employment or a Change in Control
In order to achieve our compensation objective of attracting, retaining and motivating qualified senior executives, we believe that we need to provide our NEOs with severance protections that are consistent with the severance protections offered by companies similar to us. Consistent with this philosophy, we believe that severance should be payable to our NEOs in the event their employments are terminated under certain circumstances. For more information regarding the terms of the employment agreements, see “—Narrative to Summary Compensation Table.” The employment agreements are reviewed annually by the Compensation Committee.

Tax Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code places a $1,000,000 limit on the amount of compensation that may be deducted annually by the Company on our tax return with respect to each of our NEOs. Historically, compensation paid for achieving pre-established and objective performance goals pursuant to a plan that has been approved by our stockholders has not been subject to this limit. Although the performance-based exemption under Section 162(m) was recently repealed for taxable years beginning after December 31, 2017, performance-based awards that were granted on or before November 2, 2017 or compensation to be paid pursuant to binding written contracts that were in effect on November 2, 2017 will, in many circumstances, remain eligible for the performance-based exemption. Our Equity Incentive Plan is designed so that performance-based restricted stock awards granted to our NEOs under the plan on or before November 2, 2017 can be exempt from the compensation deduction limitation described above. Going forward, when the Company determines whether to use performance-based awards in its grants to NEOs, it will no longer be taking into account the potential tax deduction with respect to compensation for an NEO in excess of $1,000,000 a year, which will no longer be available, and the Company's performance-based pay practices may change accordingly in the future. Time-based awards are subject to the compensation deduction limitation. Although the Compensation Committee generally seeks to preserve the federal income tax deductibility of compensation paid, in order to maintain flexibility in compensating executives, including our NEOs, in a manner designed to promote our corporate goals, including retaining and incentivizing the NEOs, the Compensation Committee has not adopted a policy that all compensation must be deductible.
Adjustment or Recovery of Awards
The Company believes that it is in the best interests of the Company and its stockholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s overall compensation philosophy. In furtherance of this goal our board of directors has adopted a policy which applies to performance or incentive-based compensation approved, awarded or granted to a Covered Executive (as defined below) beginning on, or after, January 1, 2017 and which provides for the possible recoupment of performance or incentive-based compensation in the event of an accounting restatement due to material noncompliance by the Company with any financial reporting requirements under the securities laws (other than due to a change in applicable accounting methods, rules or interpretations), the result of which is that any performance or incentive-based compensation paid to such Covered Executive during the three-year period preceding the publication of the restated financial statements would have been lower had it been calculated based on such restated financial statements. For the purposes of this policy, the term “Covered Executive” shall mean any Named Executive Officer as determined by the Committee pursuant to Item 402 of Regulation S-K and other key employees identified by the Committee and includes our NEOs.
Relationship of Compensation Practices to Risk Management
When structuring our overall compensation practices for our employees generally, consideration is given as to whether the structure creates incentives for risk-taking behavior and therefore impacts our risk management practices. Attention is given to the elements and the mix of pay as well as ensuring that employees’ awards align with stockholders’ value.

The Compensation Committee has assessed the compensation policies and practices for our employees, including our NEOs, and concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee generally considers whether our compensation programs encourage excessive risk taking during its annual review of such programs, which typically occurs during the first quarter of each year.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the CD&A section of this proxy statement with management and, based on such review and discussion, the Committee recommends that it be included in this proxy statement.
Compensation Committee
Mark Cirilli (Chair)
Rebecca Blalock
Steven Osgood
April 18, 2019
The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

2018 Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Non-equity incentive plan compensation ($) (3)	All other compensation ($) (4)	Total ($)
Jeffrey W. Eckel, Director, President and Chief Executive Officer	2018	632,833	3,151,259	1,421,289	21,405	5,226,786
	2017	619,500	3,559,149	—	20,575	4,199,224
	2016	594,500	3,783,550	303,000	21,331	4,702,381

J. Brendan Herron, Executive Vice President and Chief Financial Officer	2018	373,333	1,381,999	623,438	13,750	2,392,520
	2017	360,000	1,476,404	—	13,500	1,849,904
	2016	350,000	1,405,138	149,000	13,250	1,917,388

Nathaniel J. Rose, Executive Vice President and Chief Investment Officer	2018	357,208	1,094,183	669,985	13,750	2,135,126
	2017	338,417	1,114,791	—	13,500	1,466,708
	2016	319,167	1,024,919	135,000	13,250	1,492,336

Steven L. Chuslo, Executive Vice President and General Counsel	2018	358,333	1,003,601	589,500	13,750	1,965,184
	2017	355,000	1,050,456	—	13,500	1,418,956
	2016	346,667	1,048,600	147,000	13,250	1,555,517

Daniel K. McMahon, Executive Vice President	2018	335,333	970,254	561,094	13,750	1,880,431
	2017	322,000	987,209	—	13,500	1,322,709
	2016	313,667	1,015,622	133,000	13,250	1,475,539

M. Rhem Wooten Jr., Executive Vice President (5)	2018	1,688,875	347,133	—	67,579	2,103,587
	2017	343,500	1,003,694	—	13,500	1,360,694
	2016	333,500	1,049,239	142,000	13,250	1,537,989

(1)	See “—Compensation Discussion and Analysis—Base Salary” for further salary information.

(2)
Amounts in this column represent the aggregate grant date fair value of awards of restricted shares of Common Stock or RSUs computed in accordance with FASB ASC Topic 718 and the assumptions and methodologies set forth in our Form 10-K for the year ended December 31, 2018 (Note 2 and Note 11, Equity). The grant date fair values of awards have been determined based on the assumptions and methodologies set forth in our Form 10-K for the year ended December 31, 2018 (Note 11, Equity). See Equity Incentive Plan and Grants of Plan-Based Awards below for additional information on share grants.

(3)
See “—Compensation Discussion and Analysis—Annual Incentive Compensation—2017 Bonus Awards awarded in 2018” for further information on the non-equity incentive plan compensation earned for 2017 and paid in 2018. See “—Compensation Discussion and Analysis—Annual Incentive Compensation—2018 Bonus Awards awarded in 2019” for non-equity incentive compensation earned in 2018 and paid in 2019.

(4)
Other compensation includes the Company’s matching contribution to each NEO’s 401(k) plan of $13,750 for 2018, $13,500 for 2017 and $13,250 for 2016 and $7,655, $7,075 and $8,081 for 2018, 2017 and 2016, respectively, for $5,000,000 of life insurance for Mr. Eckel, approximately $500,000 of which is for the benefit of the Company.

(5)
Mr. Wooten retired from the Company effective April 30, 2018. His compensation includes $1,545,750 received in exchange for consulting services and $53,829 of reimbursement of health insurance coverage premiums pursuant to the Letter Agreement entered into upon his retirement.

Grants of Plan-Based Awards for 2018

		Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: number of shares of stock or units (#) (2)	Grant date fair value of stock and option awards ($) (3)
Name and Principal Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)
Jeffrey W. Eckel, Director, President and Chief Executive Officer	4/4/2018	—	—	—	—	—	—	37,029	707,624
	4/4/2018	—	—	—	—	—	—	62,100	1,186,731
	4/4/2018	—	—	—	31,050	62,100	124,200	—	1,256,904

J. Brendan Herron, Executive Vice President and Chief Financial Officer	4/4/2018	—	—	—	—	—	—	19,038	363,816
	4/4/2018	—	—	—	—	—	—	25,874	494,452
	4/4/2018	—	—	—	12,938	25,876	51,752	—	523,730

Nathaniel J. Rose, Executive Vice President and Chief Investment Officer	4/4/2018	—	—	—	—	—	—	18,185	347,515
	4/4/2018	—	—	—	—	—	—	18,974	362,593
	4/4/2018	—	—	—	9,488	18,976	37,952	—	384,074

Steven L. Chuslo, Executive Vice President and General Counsel	4/4/2018	—	—	—	—	—	—	18,773	358,752
	4/4/2018	—	—	—	—	—	—	16,387	313,156
	4/4/2018	—	—	—	8,194	16,388	32,776	—	331,693

Daniel K. McMahon, Executive Vice President	4/4/2018	—	—	—	—	—	—	17,028	325,405
	4/4/2018	—	—	—	—	—	—	16,387	313,156
	4/4/2018	—	—	—	8,194	16,388	32,776	—	331,693

M. Rhem Wooten Jr., Executive Vice President (4)	4/4/2018	—	—	—	—	—	—	18,165	347,133

(1)	Represents shares that could be earned under awards of RSUs, which vest based on the achievement of certain targets. See “CD&A—Long-Term Incentive Program Granted in 2018” above.

(2)
The awards represent restricted stock granted under our Equity Incentive Plan. The first award for each NEO was granted for the 2017 annual incentive compensation under our Equity Incentive Plan, and vests in May 2019 other than for Mr. Wooten. See footnote 4 below for details regarding Mr. Wooten's awards. The second award for each NEO was granted for the 2018 Long-Term Incentive program under our Equity Incentive Plan. A description of the terms for the second award for each NEO of the restricted stock appears at “CD&A—Long-Term Incentive Program Granted in 2018” above.

(3)
Amounts shown in this column represent the estimated grant date fair value calculated in accordance with FASB ASC Topic 718 of shares of restricted Common Stock and RSUs under our Equity Incentive Plan. A description of the terms and grant date fair value for the first award for each NEO appears at “CD&A—2017 Bonus Awards awarded in 2018.” A description of the terms and the grant fair value for the second and third award for each NEO of the restricted stock appears at “CD&A—Long-Term Incentive Program Granted in 2018” above.

(4)
Mr. Wooten retired from the Company effective April 30, 2018. Upon his retirement, all unvested restricted Common Stock awarded to Mr. Wooten vested and all RSUs awarded to Mr. Wooten were settled as fully vested Common Stock at a 1-to-1 ratio.

Narrative to Summary Compensation Table
We have entered into employment agreements with each of our NEOs. Each employment agreement provides for automatic one-year extensions unless either party provides at least 90 days’ notice of non-renewal. Each employment agreement was extended in 2018, other than the agreement for Mr. Wooten, who retired from the Company effective April 2018. These employment agreements require our NEOs to devote substantially all of their time to our affairs.
The employment agreements provide for:

•	an annual base salary no less than those listed in “CD&A—Base Salaries” above, subject to increases at the discretion of our board of directors or the Compensation Committee,

•
eligibility for annual cash performance bonuses based on the satisfaction of performance goals established by our board of directors or the Compensation Committee, which will be awarded at the discretion of the Compensation Committee,

•	participation in our long-term incentive program, as well as other incentive, savings and retirement plans applicable generally to our senior executives,

•	medical and other group welfare plan coverage and fringe benefits provided to our senior executives, and

•
for Mr. Eckel only, payment of the premiums for a long-term disability insurance policy which provide benefits equal to at least 300% of his annual base salary and payment of the premiums for a term life insurance policy in the amount of $5,000,000.

Our NEOs are eligible for annual bonuses and regular, annual grants of restricted stock, stock options or other awards pursuant to our Equity Incentive Plan described below. See CD&A above for further information on the annual bonuses and Equity Incentive Plan grants.
The employment agreements provide that, if an executive’s employment is terminated by us without “cause” or by the executive for “good reason” (each as defined in the applicable employment agreement), or as a result of our notice of non-renewal of the applicable employment term, the executive will be entitled to the following severance payments and benefits, subject to his execution and non-revocation of a general release of claims:

•	accrued but unpaid base salary, bonus and other benefits earned and accrued but unpaid prior to the date of termination,

•
an amount equal to the sum of the executive’s then-current annual base salary plus the greater of his annual average bonus over the prior three years (or such fewer years with respect to which the executive received an annual bonus) and the executive’s target annual bonus for the year of termination, multiplied by three for Mr. Eckel, by two for each of Messrs. Herron, and Chuslo, and by 1.5 for each of Messrs. Rose and McMahon,

•
for Mr. Eckel only, a prorated annual bonus based on the maximum annual bonus that the executive could have earned for the year of termination and the number of days employed in the year of termination,

•
health benefits for the executive and his eligible family members for two years following the executive’s termination of employment at the same level as in effect immediately preceding such termination, subject to reduction to the extent that the executive receives comparable benefits from a subsequent employer, and

•	100% of the unvested stock or stock-based awards held by the executive will become fully vested and/or exercisable.
Each employment agreement also provide that the executive or his estate will be entitled to certain severance benefits in the event of his death or disability. Specifically, each executive or, in the event of the executive’s death, his beneficiaries will receive:

•	accrued but unpaid base salary, bonus and other benefits earned and accrued but unpaid prior to the date of termination,

•	for Mr. Eckel upon death or disability, and for Messrs. Herron, Rose, Chuslo, and McMahon, upon death only, his prorated annual bonus for the year in which the termination occurs,

•	for Messrs. Herron, Rose, Chuslo, and McMahon, upon disability only, the target annual bonus for the year in which the termination occurs,

•	for Mr. Eckel upon disability only, proceeds from long-term disability insurance policy of 300% of his annual base salary,

•	for Mr. Eckel upon death only, proceeds of a term life insurance policy in the amount of $5,000,000,

•
health benefits for the executive and/or his eligible family members for two years following the executive’s termination of employment at the same level as in effect immediately preceding executive’s death or disability, and

•	100% of the unvested stock awards held by the executive will become fully vested and/or exercisable.
The employment agreement for Mr. Eckel includes the occurrence of a “change in control” (as defined in the employment agreement) in the definition of good reason such that the occurrence of a change in control will entitle Mr. Eckel to trigger the severance obligations for any reason following a change in control. The employment agreements for Messrs. Herron, Rose, Chuslo, and McMahon will provide for a modified definition of “good reason” following a change-in-control (as defined in the applicable employment agreement), and also provide for 100% of the unvested stock (or stock-based) awards held by the executive to become fully vested and/or exercisable upon the effective date of a change in control.
The employment agreements provide that if all, or any portion, of the payments provided under the employment agreements, either alone or together with other payments or benefits that the executive receives or is entitled to receive from us or an affiliate, would constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), then these payments may be reduced so that no portion of the parachute payment would be subject to excise tax under Section 4999 of the Internal Revenue Code.

The employment agreements also contain standard confidentiality provisions, which apply indefinitely, and both non-competition and non-solicitation provisions, which apply during the term of the employment agreements and for a period of 12 months following termination of employment.
Pursuant to an agreement entered into between the Company and Mr. Wooten (the "Letter Agreement"), Mr. Wooten retired and his employment with the Company terminated on April 30, 2018. From April 30, 2018 through December 31, 2018, he provided transitional consulting services to the Company, at the Company’s request, in exchange for a consulting fee payment of $772,875 in cash paid in a lump sum within ten business days after the effective date of the Letter Agreement and an aggregate consulting fee of $772,875, paid in three equal installments of $257,625 on July 5, October 5, and December 31, 2018. In addition, upon his retirement all unvested restricted Common Stock awarded to Mr. Wooten vested and all RSUs awarded to Mr. Wooten were settled as fully vested Common Stock at a 1-to-1 ratio.
The following table sets forth the potential payments to each NEO under the terms of their employment agreements and equity award agreements described above due to various scenarios as of December 31, 2018. Amounts shown do not include (a) payment of any unpaid portion of the NEO’s base salary through the effective date of termination, (b) reimbursement for any outstanding reasonable business expense, and (c) any bonus or incentive compensation that had been accrued through the effective date of termination but not paid.

Name	Benefit	Without Cause/For Good Reason / Non-renewal by Company ($) (1)	Death ($)	Disability ($) (2)	Change in Control ($) (3)
Jeffrey W. Eckel	Cash	6,786,694	6,468,852	3,387,352	6,786,694
	Continued Health Benefits	48,920	48,920	48,920	48,920
	Equity (4)	12,879,515	12,879,515	12,879,515	13,626,465
J. Brendan Herron	Cash	1,710,000	623,438	623,438	1,710,000
	Continued Health Benefits	67,032	67,032	67,032	67,032
	Equity (4)	4,451,166	4,451,166	4,451,166	4,724,991
Nathaniel J. Rose	Cash	1,364,531	716,379	716,379	1,364,531
	Continued Health Benefits	40,143	40,143	40,143	40,143
	Equity (4)	3,321,063	3,321,063	3,321,063	3,519,783
Steven L. Chuslo	Cash	1,620,000	590,625	590,625	1,620,000
	Continued Health Benefits	64,341	64,341	64,341	64,341
	Equity (4)	3,183,407	3,183,407	3,183,407	3,359,087
Daniel K. McMahon	Cash	1,154,250	561,094	561,094	1,154,250
	Continued Health Benefits	47,631	47,631	47,631	47,631
	Equity (4)	3,093,015	3,093,015	3,093,015	3,263,932
M. Rhem Wooten Jr. (5)		-	-	-	-

(1)
This column describes the payments and benefits that become payable if the Company elects not to renew the NEO's employment agreement, if employment is terminated by the Company without cause, or if employment is terminated by the NEO for good reason.

For Mr. Eckel, the term "cause" means (i)  conviction of, or plea of nolo contendere to, a felony involving moral turpitude, deceit, dishonesty or fraud (but excluding traffic violations) that is injurious to the business or reputation of the Company; (ii) willful and material misconduct in connection with the performance of his duties, including, without limitation, embezzlement or the misappropriation of funds or property of the Company; (iii) failure to adhere to the lawful directions of the our board of directors, or to devote substantially all of his business time and efforts to the Company, in either event, which continues for a period of 30 business days after written demand for corrective action is delivered by the Company; or (iv) material breach of (x) any covenant contained in the employment agreement; or (y) the other terms and provisions of the employment agreement and, in each case, failure to cure such breach within 10 days following written notice from the Company specifying such breach.
For Messrs. Herron, Rose, Chuslo, and McMahon, the term "cause" means the NEO's (i) commission of, and indictment for or formal admission to, a felony involving moral turpitude, deceit, dishonesty or fraud (but excluding traffic violations); (ii) willful and material misconduct in connection with the performance of the NEO's duties, including, without limitation, embezzlement or the misappropriation of funds or property of the Company; (iii) failure to adhere to the lawful directions of the CEO, to adhere to the Company’s policies and practices or, as required in Section 2 hereof, to devote substantially all of the NEO’s business time and efforts to the Company, which failure continues for a period of 30 business days after written demand for corrective action is delivered by the Company; or (iv) material breach of (x) any covenant contained in the employment agreement; or (y) the other terms and provisions of the employment agreement and, in each case, failure to cure such breach within 10 days following written notice from the Company specifying such breach.
The term "good reason" means (i) any change in job title or material diminution in the NEO’s roles and responsibilities from those set forth in the employment agreements (including, without limitation, the assignment of duties inconsistent with the NEO's position or, for Mr. Eckel only, no longer being the chairman of the board and the senior-most executive of the Company); (ii) a reduction in the NEO’s annual salary or annual bonus potential; (iii) a relocation of the Company’s headquarters outside a 30 mile radius of Annapolis, MD or moving of the NEO’s office or place of performance from the Company’s headquarters; (iv) a material breach by the Company of the employment agreement or any other material agreement between the NEO and the Company; or (v) for Mr. Eckel only, there shall have occurred a change in control. For Messrs. Herron, Rose, Chuslo, and McMahon, following a change in control the definition of good reason set forth is modified to delete all references to the term "material."

(2)
The term "disability" means that the NEO has become physically or mentally incapable of performing the duties under the employment agreement and such disability has disabled the NEO for a cumulative period of 180 days within any 12-month period.

(3)	The term "change in control" is defined in "—Change in Control" below.

(4)
Includes the value of accelerated vesting of outstanding equity awards granted to the NEO. The acceleration value of the restricted stock was calculated using the closing price of $19.05 per share on December 31, 2018. For termination without cause, termination for good reason, non-renewal by the Company, death or disability, the number of performance shares reported is based on the target level of performance. For change in control, the number of performance shares reported is based on the actual level of performance through December 31, 2018 for awards granted in 2017 and 2018 and the target level of performance for awards granted prior to 2017.

(5)	Mr. Wooten retired from the Company effective April 30, 2018.
Equity Incentive Plan
We have adopted our Equity Incentive Plan to provide equity-based incentive compensation to members of our senior management team, our independent directors, employees, advisers, consultants and other personnel. Unless terminated earlier or renewed, our Equity Incentive Plan will terminate ten years after its adoption but will continue to govern unexpired awards. Our Equity Incentive Plan allows for grants of stock options, shares of restricted Common Stock, phantom shares, dividend equivalent rights, RSUs, LTIP units (as described below) and other equity-based awards.
Our Equity Incentive Plan is administered by the Compensation Committee. The Compensation Committee, as appointed by our board of directors, has the full authority to (1) authorize the granting of awards to eligible persons, (2) determine the eligibility of directors, members of our senior management team, employees, advisors, consultants and other personnel to receive an equity award, (3) determine the number of shares of Common Stock to be covered by each award (subject to the individual participant limitations provided in our Equity Incentive Plan), (4) determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of our Equity Incentive Plan), (5) prescribe the form of instruments evidencing such awards, (6) make recommendations to our board of directors with respect to equity awards that are subject to board approval and (7) take any other actions and make all other determinations that it deems necessary or appropriate in connection with our Equity Incentive Plan or the administration or interpretation thereof. In connection with this authority, the Compensation Committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. In March 2017, we amended our Equity Incentive Plan to provide that equity awards are subject to a minimum vesting period of no less than one year. The Compensation Committee consists solely of independent directors, each of whom is intended to be, to the extent required by Rule 16b-3 under the Exchange Act, a non-employee director or, if no committee exists, the board of directors.
Available Shares
Our Equity Incentive Plan provides for grants of stock options, shares of restricted Common Stock, phantom shares, dividend equivalent rights, LTIP units and other restricted limited partnership units issued by our Operating Partnership and other equity-based awards up to an aggregate of 7.5% of the shares of Common Stock issued and outstanding from time to time on a fully diluted basis (assuming, if applicable, the exercise of all outstanding options and the conversion of all warrants and convertible securities, including

OP units (as defined below) and LTIP units, into shares of Common Stock). If an award granted under our Equity Incentive Plan expires, is forfeited or terminates, the shares of Common Stock subject to any portion of the award that expires, is forfeited or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. Unless previously terminated by our board of directors, no new award may be granted under our Equity Incentive Plan after the tenth anniversary of April 23, 2013. As of the Record Date, we had aggregate outstanding grants of 2,430,775 shares of restricted Common Stock under our Equity Incentive Plan, which includes (i) 634,448 shares of restricted Common Stock to our NEOs, 330,893 shares of restricted Common Stock to other employees and 20,406 shares of restricted Common Stock to our independent directors, all of which are subject to certain vesting requirements, (ii) up to 180,500 shares of Common Stock issuable to our NEOs and 24,060 shares of Common Stock issuable to our independent directors upon redemption of OP units that are issuable upon time-based vesting and conversion of LTIP units, (iii) up to 361,000 shares of Common Stock issuable to our NEOs upon redemption of OP units that are issuable upon performance-based vesting and conversion of LTIP units and (iv) up to 657,676 shares of Common Stock issuable to our NEOs and 221,792 shares of Common Stock issuable to other employees upon performance-based vesting of RSUs.
To the extent the Compensation Committee deems appropriate, it will establish performance criteria and satisfy such other requirements as may be applicable in order to satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code.
Awards Under the Plan
Shares of Restricted Common Stock. A restricted stock award is an award of shares of Common Stock that are subject to restrictions on transferability and such other restrictions the Compensation Committee may impose at the date of grant. Grants of shares of restricted Common Stock will be subject to vesting schedules and other restrictions as determined by the Compensation Committee. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as the Compensation Committee may determine. Except to the extent restricted under the award agreement relating to the shares of restricted Common Stock, a participant granted shares of restricted Common Stock has all of the rights of a stockholder, including, without limitation, the right to vote and the right to receive dividends on the shares of restricted Common Stock. Although dividends will be paid on shares of restricted Common Stock, whether or not vested, at the same rate and on the same date as on shares of our Common Stock (unless otherwise provided in an award agreement), holders of shares of restricted Common Stock are prohibited from selling such shares until they vest.
RSUs. A RSU award is an award of units that are converted into Common Stock at a conversion rate that is based upon the achievement of pre-established criteria and such other restrictions that the Compensation Committee may impose at the date of grant. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as the Compensation Committee may determine. A participant granted RSUs does not have the rights of a stockholder, including, without limitation, the right to vote the shares of restricted Common Stock and holders of RSUs are prohibited from selling such units until they vest. The Compensation Committee may elect to provide the right to receive dividends or provide for dividend equivalents. Under the current form of the RSU Award Agreement, dividend equivalents will accrue on the RSUs from the grant date, but the grantee is not entitled to receive dividend equivalents until the RSUs vest. In addition, the terms of the performance based RSUs for a change of control provide that the units shall vest upon a change of control, with the performance period ending immediately prior to the consummation of the change of control and the performance targets prorated on a straight-line basis for such shortened period.
Dividend Equivalents. A dividend equivalent is a right to receive (or have credited) the equivalent value (in cash or shares of Common Stock) of dividends paid on shares of Common Stock otherwise subject to an award. The Compensation Committee may provide that amounts payable with respect to dividend equivalents shall be converted into cash or additional shares of Common Stock. The Compensation Committee will establish all other limitations and conditions of awards of dividend equivalents as it deems appropriate.
Restricted Limited Partnership Units. Limited Partnership Units (“OP units”) may be issued by our Operating Partnership. A restricted limited partnership unit represents an OP unit or may include LTIP units that are structured as profits interests in our Operating Partnership, providing distributions to the holder of the award based on the achievement of specified levels of profitability by our Operating Partnership or the achievement of certain goals or events. The Compensation Committee may elect to provide the right to receive dividends or provide for dividend equivalents. Initially, LTIP units will not have full parity with OP units with respect to liquidating distributions. Under the terms of the LTIP units, the Operating Partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of OP unit holders. Upon equalization of the capital accounts of the holders of LTIP units with other holders of OP units, the LTIP units will achieve full parity with OP units of our Operating Partnership for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of OP units, and thereafter enjoy all the rights of OP units, including the option to convert to shares of Common Stock. The Compensation Committee will establish all other limitations and conditions of awards of restricted OP units as it deems appropriate.
Other Share-Based Awards. Our Equity Incentive Plan authorizes the granting of other awards based upon shares of our Common Stock (including the grant of securities convertible into shares of Common Stock, stock options and phantom shares), subject to terms and conditions established at the time of grant.
We have filed with the SEC a Registration Statement on Form S-8 covering the shares of our Common Stock issuable under our Equity Incentive Plan.
Change in Control
Under our Equity Incentive Plan, a change in control is defined as the occurrence of any of the following events: (1) the acquisition of more than 50% of our then outstanding shares of Common Stock or the combined voting power of our outstanding securities by any person; (2) the sale or disposition of all or substantially all of our assets, other than certain sales and dispositions to entities owned by our stockholders; (3) a merger, consolidation or statutory share exchange where our stockholders immediately prior to such event hold less than 50% of the voting power of the surviving or resulting entity; (4) during any consecutive 24 calendar month period, the members of our board of directors at the beginning of such period, the “incumbent directors,” cease for any reason (other than due to death) to constitute at least a majority of the members of our board of directors (for these purposes, any director whose election or nomination for election was approved or ratified by a vote of at least a majority of the incumbent directors shall be deemed to be an incumbent director); or (5) stockholder approval of a plan or proposal for our liquidation or dissolution.
Upon a change in control, awards may be subject to accelerated automatic or conditional accelerated vesting depending on the terms of the grant agreement establishing the award. In addition, the Compensation Committee may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the change in control, but only if the Compensation Committee determines that the adjustments do not have an adverse economic impact on the participants (as determined at the time of the adjustments).
Amendments and Termination
Our board of directors may amend, suspend, alter or discontinue our Equity Incentive Plan but cannot take any action that would impair the rights of an award recipient with respect to an award previously granted without such award recipient’s consent unless such amendments are required in order to comply with applicable laws. Our board of directors may not amend our Equity Incentive Plan without stockholder approval in any case in which amendment in the absence of such approval would cause our Equity Incentive Plan to fail to comply with any applicable legal requirement or NYSE or similar requirement, such as an amendment that would:

•	other than through adjustment as provided in our Equity Incentive Plan, increase the total number of shares of Common Stock reserved for issuance under our Equity Incentive Plan;

•	materially expand the class of directors, officers, employees, consultants and advisors eligible to participate in our Equity Incentive Plan;

•	reprice any stock options under our Equity Incentive Plan; or

•	otherwise require such approval.

Outstanding Equity Awards at 2018 Fiscal Year End
The following table summarizes all outstanding equity awards held by the NEOs on December 31, 2018.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Shares or Units of Common Stock That Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market Value of Shares or Units of Common Stock That Have Not Vested ($) (2)
Jeffrey W. Eckel	—	—	—	—	—	715,300	13,626,465
J. Brendan Herron	—	—	—	—	—	248,031	4,724,991
Nathaniel J. Rose	—	—	—	—	—	184,766	3,519,792
Steven L. Chuslo	—	—	—	—	—	176,330	3,359,087
Daniel K. McMahon	—	—	—	—	—	171,335	3,263,932
M. Rhem Wooten Jr.(9)	—	—	—	—	—	—	—

(1)	The following chart summarizes the vesting of the awards by NEO:

Name and Principal Position	Shares	Vesting
Jeffrey W. Eckel, Director, President and Chief Executive Officer	168,134	See Note 3
	180,260	See Note 4
	29,620	3/5/2019
	42,107	See Note 5
	118,425	See Note 6
	37,029	5/15/2019
	62,100	See Note 7
	77,625	See Note 8
J. Brendan Herron, Executive Vice President and Chief Financial Officer	56,044	See Note 3
	39,570	See Note 4
	14,555	3/5/2019
	21,080	See Note 5
	39,525	See Note 6
	19,038	5/15/19
	25,874	See Note 7
	32,345	See Note 8
Nathaniel J. Rose, Executive Vice President and Chief Investment Officer	37,363	See Note 3
	29,677	See Note 4
	13,242	3/5/2019
	15,167	See Note 5
	28,438	See Note 6
	18,185	5/15/19
	18,974	See Note 7
	23,720	See Note 8
Steven L. Chuslo, Executive Vice President and General Counsel	37,363	See Note 3
	29,677	See Note 4
	14,353	3/5/2019
	13,667	See Note 5
	25,625	See Note 6
	18,773	5/15/19
	16,387	See Note 7
	20,485	See Note 8
Daniel K. McMahon, Executive Vice President	37,363	See Note 3
	29,677	See Note 4
	13,020	3/5/2019
	13,000	See Note 5
	24,375	See Note 6
	17,028	5/15/19
	16,387	See Note 7
	20,485	See Note 8

(2)	Valued at $19.05, our closing price on the NYSE on December 31, 2018, the last day of trading for 2018.

(3)
These awards consist of two components: (i) 67% of the shares are considered performance-based awards that vest upon the later of March 5, 2019 and the achievement of dividend and earnings growth targets over a multi-year period or achievement of the earnings target for two quarters and (ii) 33% of the shares are time-based awards that vest on March 5, 2019. The specific targets have not been publicly disclosed for competitive reasons but require continued growth in Core Earnings.

(4)
These awards are performance-based awards that vest upon the achievement of targets over a multi-year period. The specific targets have not been publicly disclosed for competitive reasons but require continued growth in our dividend.

(5)	These awards are time-based awards that vest in two equal annual amounts on March 5, 2019 and 2020.

(6)
These awards are RSUs that represent the right to receive up to two shares per RSU on March 5, 2020 depending on the level of achievement of certain targets. See “CD&A-Long-Term Incentive Program Granted in 2018” above. The table reflects 1.25 shares per RSU based on the performance against the targets through December 31, 2018, the last day of trading for 2018.

(7)	These awards are time-based awards that vest in three equal annual amounts on May 15, 2019 and March 5, 2020 and 2021.

(8)
These awards are RSUs that represent the right to receive up to two shares per RSU on March 5, 2021 depending on the level of achievement of certain targets. See “CD&A-Long-Term Incentive Program Granted in 2018” above. The table reflects 1.25 shares per RSU based on the performance against the targets through December 31, 2018, the last day of trading for 2018.

(9)
Mr. Wooten retired from the Company effective April 30, 2018. Upon his retirement all unvested restricted Common Stock awarded to Mr. Wooten vested and all RSUs awarded to Mr. Wooten were converted into fully vested Common Stock at a 1-to-1 ratio.

2018 Option Exercises and Securities Vested
The following table summarizes the restricted stock and RSU awards that vested with respect to the Named Executive Officers during the fiscal year ended December 31, 2018.

	Stock Awards
Name	Number of Securities Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey W. Eckel	54,386	987,194
J. Brendan Herron	29,317	531,876
Nathaniel J. Rose	24,795	449,384
Steven L. Chuslo	25,306	458,337
Daniel K. McMahon	23,217	420,580
M. Rhem Wooten Jr. (1)	156,601	2,963,650
(1) Mr. Wooten retired from the Company effective April 30, 2018.
Pension Benefits and Nonqualified Deferred Compensation
We did not provide any pension benefits or nonqualified deferred compensation plans during 2017 or 2018.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee is comprised solely of independent directors. No member of the compensation committee is a current or former officer or employee of ours or any of our subsidiaries. Other than Mr. Eckel’s service both as an executive officer and as a member of our board of director, none of our executive officers serves as a member of the board of directors or compensation committee of any company that has one or more of its executive officers serving as a member of our board of directors or compensation committee.
CEO Compensation Pay Ratio
We believe our executive compensation program must be internally consistent and equitable to motivate our employees to create stockholder value. We monitor the relationship between the compensation of our executive officers and the compensation of our non-managerial employees. For 2018, the total compensation of Jeffrey Eckel, our president and chief executive officer of $5,226,786, as shown in the Summary Compensation Table above (the “CEO Compensation”), was approximately 23 times the total compensation of the median employee, whose compensation was calculated in the same manner and was $230,951.
We identified the median employee using the annual base salary and expected bonus, as of December 31, 2018, plus any long-term incentive stock awards granted in 2018 for all individuals, excluding our chief executive officer, who were employed by us on December 31, 2018, the last day of our payroll year (whether employed on a full-time, part-time, or seasonal basis). If the median employee’s total compensation was not comparable to the CEO Compensation, for example, because such median employee was hired at the end of the year and thus did not receive long-term incentive stock awards in 2018, we used the next lower employee who was comparable as the median employee. After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our CEO Compensation.

Stock Ownership Guidelines for Named Executive Officers and Directors
In March 2016, our board of directors adopted stock ownership guidelines for our NEOs and directors, which are intended to further align their interests with the interests of our stockholders. Under the guidelines, each NEO must hold an ownership stake in the Company that is significant in comparison to their base salary and each director must hold an ownership stake in the Company that is significant in comparison to their base cash retainer. The aggregate value of stock ownership required to be retained is shown below:

•	Chairman, Chief Executive Officer and President: six times base salary;

•	all other NEOs: three times base salary; and

•	all other directors: five times the cash retainer.
Each NEO and director has five years to comply from the later of the date they become covered under this policy or the date the policy was adopted. Until the individual is in compliance, NEOs must retain 50%, and directors must retain 100%, of any equity grants, net of any shares withheld or sold to satisfy taxes. Stock ownership for the purpose of these guidelines includes stock, restricted stock, OP units and unvested OP units held by the covered individual but excluding any RSUs. As of April 11, 2019, each of our NEOs, other than Mr. Lipson, and each of our directors were in compliance with the stock ownership guidelines. Mr. Lipson has until 2024 to achieve compliance.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of the outstanding shares of Common Stock (“10% Holders”) to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and 10% Holders are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms and amendments thereto filed during any given year.
Based on the review of copies of the Section 16(a) reports and amendments thereto furnished to us and/or written representations from our directors, executive officers and 10% Holders that no other reports were required to be filed, we believe that for the year ended December 31, 2018, our directors, executive officers and 10% Holders complied with all Section 16(a) filing requirements applicable to them.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Indemnification Agreements for Officers and Directors
We have entered into indemnification agreements with members of our board of directors and our executive officers. These indemnification agreements provide indemnification to these persons by us to the maximum extent permitted by Maryland law and certain procedures for indemnification, including advancement by us of certain expenses relating to claims brought against these persons under certain circumstances.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of the Record Date regarding the beneficial ownership of our Common Stock by (i) each person known to us to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) our NEOs as of December 31, 2018, (iii) our directors and (iv) all of our directors and NEOs as a group. Beneficial ownership of our Common Stock includes any shares over which the beneficial owner has sole or shared voting or investment power and also any shares that the beneficial owner has the right to acquire within 60 days of such date through the exercise of options or other rights.

	Shares of Common Stock Beneficially Owned
Name (1)	Number	Percent (2)
Named Executive Officers and Directors:
Jeffrey W. Eckel (3)	1,101,276	1.7%
Jeffrey A. Lipson (4)	15,000	*
J. Brendan Herron (5)	331,829	*
Nathaniel J. Rose (6)	227,202	*
Steven L. Chuslo (7)	257,034	*
Daniel K. McMahon (8)	177,320	*
Rebecca B. Blalock (9)	11,117	*
Teresa M. Brenner (9)	10,360	*
Mark J. Cirilli (10)	69,799	*
Charles M. O’Neil (9)	24,645	*
Richard J. Osborne (9)	34,645	*
Steven G. Osgood (9)	28,281	*
All directors and executive officers as a group (12 persons)	2,827,114	3.6%
5% or Greater Beneficial Owners:
The Vanguard Group (11)	5,621,374	9.0%
Wellington Management Group LLP (12)	5,593,581	9.0%
Blackrock, Inc. (13)	4,876,481	7.9%

*	Represents beneficial ownership of less than 1%.

(1)	The address for each of the directors and officers named above is 1906 Towne Centre Blvd, Suite 370, Annapolis, Maryland 21401.

(2)
As of the Record Date, there were a total of 64,138,971 shares of Common Stock and OP units outstanding, which includes 985,747 unvested shares of restricted Common Stock and 277,586 shares of Common Stock issuable upon redemption of OP units. This amount excludes up to 879,468 shares of Common Stock issuable upon performance-based vesting of RSUs and up to 565,560 shares of Common Stock issuable upon redemption of OP units issuable upon time-based and performance-based vesting and conversion of LTIP units. For the calculation of each holder's percentage, the total number of shares of Common Stock outstanding used in calculating such percentage assumes that none of the RSUs or OP units (which includes LTIP units convertible into OP units) held by other persons are vested, converted and/or redeemed for shares of Common Stock.

(3)
This amount includes 42,000 shares held by the individual’s significant other, 2,439 shares held in trust for the individual's minor relatives and 637,289 shares held by the Jeffrey W. Eckel Revocable Trust of which Mr. Eckel is the sole trustee and beneficiary. This amount excludes up to 313,680 shares of Common Stock issuable upon performance-based vesting of RSUs, 180,500 shares of Common Stock issuable upon redemption of OP units issuable upon time-based vesting and conversion of LTIP units and up to 361,000 shares of Common Stock issuable upon redemption of OP units issuable upon performance-based vesting and conversion of LTIP units. LTIP units included or excluded for this individual are held by HASI Management HoldCo LLC ("HoldCo LLC"). The LTIP units reported represent the total number of LTIP units owned by HoldCo LLC; however the individual disclaims beneficial ownership of such LTIP units other than to the extent of his pecuniary interest. The individual has a pecuniary interest in 76,000 shares of Common Stock issuable upon redemption of OP units issuable upon time-based vesting and conversion of LTIP units and up to 152,000 shares of Common Stock issuable upon redemption of OP units issuable upon performance-based vesting and conversion of LTIP units.

(4)
This amount excludes 10,000 shares of Common Stock issuable upon redemption of OP units issuable upon time-based vesting and conversion of LTIP units and up to 20,000 shares of Common Stock issuable upon redemption of OP units issuable upon performance-based vesting and conversion of LTIP units. LTIP units included or excluded for this individual are held by HoldCo LLC. The individual is a member of HoldCo LLC. Such LTIP units represent only the number of LTIP Units in which the individual has a pecuniary interest in accordance with his or her proportionate interest in HoldCo LLC.

(5)
Consists of 188,971 shares of Common Stock, which includes 103,322 shares of unvested restricted Common Stock and 135,938 shares of Common Stock issuable upon redemption of OP units. The amount also includes 6,920 shares held by the individual’s spouse and minor children. This amount excludes up to 114,992 shares of Common Stock issuable upon performance-based vesting of RSUs, 31,500 shares of Common Stock issuable upon redemption of OP units issuable upon time-based vesting and conversion of LTIP units and up to 63,000 shares of Common Stock issuable upon redemption of OP units issuable upon performance-based vesting and conversion of LTIP units. LTIP units included or excluded for this individual are held by HoldCo LLC. The individual is a member of HoldCo LLC. Such LTIP units represent only the number of LTIP Units in which the individual has a pecuniary interest in accordance with his or her proportionate interest in HoldCo LLC.

(6)
This amount includes 10,000 shares held by the individual’s spouse. This amount excludes up to 83,452 shares of Common Stock issuable upon performance-based vesting of RSUs, 23,000 shares of Common Stock issuable upon redemption of OP units issuable upon time-based vesting and conversion of LTIP units and up to 46,000 shares of Common Stock issuable upon redemption of OP units issuable upon performance-based vesting and conversion of LTIP units. LTIP units included or excluded for this individual are held by HoldCo LLC. The individual is a member of HoldCo LLC. Such LTIP units represent only the number of LTIP Units in which the individual has a pecuniary interest in accordance with his or her proportionate interest in HoldCo LLC.

(7)
This amount includes 4,700 shares held by the individual’s significant other. This amount excludes up to 73,776 shares of Common Stock issuable upon performance-based vesting of RSUs, 20,000 shares of Common Stock issuable upon redemption of OP units issuable upon time-based vesting and conversion of LTIP units and up to 40,000 shares of Common Stock issuable upon redemption of OP units issuable upon performance-based vesting and conversion of LTIP units. LTIP units included or excluded for this individual are held by HoldCo LLC. The individual is a member of HoldCo LLC. Such LTIP units represent only the number of LTIP Units in which the individual has a pecuniary interest in accordance with his or her proportionate interest in HoldCo LLC.

(8)
This amount excludes up to 71,776 shares of Common Stock issuable upon performance-based vesting of RSUs, 20,000 shares of Common Stock issuable upon redemption of OP units issuable upon time-based vesting and conversion of LTIP units and up to 40,000 shares of Common Stock issuable upon redemption of OP units issuable upon performance-based vesting and conversion of LTIP units. LTIP units included or excluded for this individual are held by HoldCo LLC. The individual is a member of HoldCo LLC. Such LTIP units represent only the number of LTIP Units in which the individual has a pecuniary interest in accordance with his or her proportionate interest in HoldCo LLC.

(9)	The amounts for these individuals exclude 4,010 shares of Common Stock issuable upon redemption of OP units issuable upon time-based vesting and conversion of LTIP units.

(10)
Consists of 67,947 shares of Common Stock, which includes 3,401 shares of unvested restricted Common Stock) and 1,852 shares of Common Stock issuable upon redemption of OP units. This amount excludes 4,010 shares of Common Stock issuable upon redemption of OP units issuable upon time-based vesting and conversion of LTIP units.

(11)
Based on information provided in a Schedule 13G filed on February 11, 2019, The Vanguard Group reported sole voting power with respect to 51,081 shares of Common Stock beneficially owned by it, sole dispositive power with respect to 5,561,893 shares of Common Stock beneficially owned by it, shared voting power with respect to 13,400 shares of Common Stock beneficially owned by it and shared dispositive power with respect to 59,481 shares of Common Stock beneficially owned by it. The Schedule 13G reports beneficial ownership information, which does not include any shares acquired or sold since the date of such Schedule 13G. The percent of Common Stock beneficially owned does not include the impact of any Common Stock issued or equity-based awards granted since the date of the Schedule 13G. The Vanguard Group’s address is 100 Vanguard Blvd., Malvern, PA 19355.

(12)
Based on information provided in a Schedule 13G/A filed on February 12, 2019, Wellington Management Group LLP reported shared voting power with respect to 2,540,509 shares of Common Stock beneficially owned by it and shared dispositive power with respect to 5,593,581 shares of Common Stock beneficially owned by it. The Schedule 13G/A reports beneficial ownership information, which does not include any shares acquired or sold since the date of such Schedule 13G/A. The percent of Common Stock beneficially owned does not include the impact of any Common Stock issued or equity-based awards granted since the date of the Schedule 13G. The business address of Wellington Management Group LLP is 280 Congress Street, Boston, MA 02210.

(13)
Based on information provided in a Schedule 13G/A filed on February 4, 2019, BlackRock, Inc. reported sole voting power with respect to 4,741,298 shares of Common Stock beneficially owned by it and sole dispositive power with respect to 4,876,481 shares of Common Stock beneficially owned by it. The Schedule 13G/A reports beneficial ownership information, which does not include any shares acquired or sold since the date of such Schedule 13G/A. The percent of Common Stock beneficially owned does not include the impact of any Common Stock issued or equity-based awards granted since the date of the Schedule 13G. BlackRock, Inc.’s address is 55 East 52nd Street, New York, New York 10055.

OTHER MATTERS
Our board of directors knows of no other business to be presented at the Annual Meeting. The proxies for the Annual Meeting confer discretionary authority on the persons named therein as proxy holders to vote on any matter proposed by stockholders for consideration at the Annual Meeting. As to any other business which may properly come before the Annual Meeting, the persons named as proxy holders on your proxy card will vote the shares of Common Stock represented by properly submitted proxies in their discretion.
SUBMISSION OF STOCKHOLDER PROPOSALS
Any stockholder intending to present a proposal at our 2020 annual meeting of stockholders and have the proposal included in the proxy statement and proxy card for such meeting (pursuant to Rule 14a-8 of the Exchange Act) must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, submit the proposal in writing to us no later than 5:00 p.m., Eastern time, on December 20, 2019, but in no event earlier than November 20, 2019, and must otherwise be in compliance with the requirements of the SEC’s proxy rules.
Our Bylaws currently provide that any stockholder intending to nominate a director or present a stockholder proposal of other business for consideration at the 2020 annual meeting of stockholders, but not intending for such a nomination or proposal to be considered for inclusion in our proxy statement and proxy card relating to such meeting (i.e., not pursuant to Rule 14a-8 of the Exchange Act), must notify us in writing no earlier than the 150th day and not later than 5:00 p.m., Eastern time, on the 120th day prior to the first anniversary of the date of the proxy statement for the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting with respect to which such notice is to be tendered is not held within 30 days before or after the anniversary of the date of the preceding year’s annual meeting of stockholders, to be timely, notice by the stockholder must be received no earlier than the 150th day and not later than 5:00 p.m., Eastern time, on the 120th day prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders, as originally convened, or the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made. Accordingly, to submit a director candidate for consideration for nomination at our 2020 annual meeting of stockholders, stockholders must submit the recommendation, in writing, by 5:00 p.m., Eastern time, on December 20, 2019, but in no event earlier than November 20, 2019.
Any such nomination or proposal should be sent to Steven L. Chuslo, our general counsel, executive vice president and secretary, at Hannon Armstrong Sustainable Infrastructure Capital, Inc., 1906 Towne Centre Blvd, Suite 370, Annapolis, Maryland 21401, and, to the extent applicable, must include the information and other materials required by our Bylaws.
Our board of directors know of no other matters or business to be presented for consideration at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments or postponements thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their discretion on any such matters. The persons named in the enclosed proxy may also, if they deem it advisable, vote such proxy to adjourn the Annual Meeting from time to time.

MISCELLANEOUS
We are bearing all costs associated with the solicitation of proxies in connection with the Annual Meeting. This solicitation is being made primarily through the Internet and by mail but may also be made by our directors, executive officers and employees by telephone, facsimile transmission, electronic transmission, Internet, mail or personal interview. No additional compensation will be given to our directors, executive officers or employees for this solicitation. We will request brokerage firms, banks, broker-dealers and other intermediaries who hold shares of Common Stock in their names to furnish proxy materials to beneficial owners of such shares and will reimburse such brokerage firms, banks, broker-dealers and other intermediaries for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.
A COPY OF OUR ANNUAL REPORT ON FORM 10-K (FILED WITH THE SEC AND THE NYSE), WHICH CONTAINS ADDITIONAL INFORMATION ABOUT US, IS AVAILABLE FREE OF CHARGE TO ANY STOCKHOLDER. REQUESTS SHOULD BE DIRECTED TO INVESTOR RELATIONS AT HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC., 1906 TOWNE CENTRE BLVD, SUITE 370, ANNAPOLIS, MARYLAND 21401.

By Order of the Board,

/s/ Jeffrey W. Eckel
Jeffrey W. Eckel
President and Chief Executive Officer
Annapolis, Maryland
April 18, 2019

ANNUAL MEETING OF STOCKHOLDERS OF
Hannon Armstrong Sustainable Infrastructure Capital, Inc.
June 6, 2019
9:30 a.m. Eastern Time
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e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy
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IMPORTANT NOTICE OF AVAILABILITY OF PROXY MATERIAL FOR THE ANNUAL MEETING:
The Notice of Meeting, proxy statement and proxy card are available at:
http://www.astproxyportal.com/ast/18257
Please sign, date and mail your vote authorization form in the envelope provided as soon as possible.
Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES LISTED BELOW AND “FOR” ITEMS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

1.	The election as directors of all of the Nominees or the individual nominees listed below:	FOR	WITHOLD
	ALL NOMINEES	☐	☐
	Jeffrey W. Eckel	☐	☐
	Rebecca B. Blalock	☐	☐
	Teresa M. Brenner	☐	☐
	Mark J. Cirilli	☐	☐
	Charles M. O’Neil	☐	☐
	Richard J. Osborne	☐	☐
	Steven G. Osgood	☐	☐
		FOR	AGAINST	ABSTAIN
2.	The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.	☐	☐	☐
3.
The advisory approval of the compensation of the Named Executive Officers as described in the Compensation Discussion and Analysis, the compensation tables and other narrative disclosure in this proxy statement.
		☐	☐	☐
4.	The transaction of any other business that may properly come before the meeting or any adjournment thereof.
The undersigned acknowledges receipt from Hannon Armstrong Sustainable Infrastructure Capital, Inc. before the execution of this proxy of the Notice of Annual Meeting of Stockholders and a Proxy Statement for the Annual Meeting of Stockholders, the terms of which are incorporated herein by reference, and the 2018 Annual Report to Stockholders.

If this Proxy is properly executed, the votes entitled to be cast by the undersigned will be cast (i) as directed or, if no direction is given, will be cast “FOR” the election of all of the nominees listed herein and “FOR” items 2 and 3, and (ii) in the discretion of the Proxy holders on any other business that may properly come before the meeting or any adjournment or postponement thereof.

	I plan to attend the Annual Meeting				☐

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy and date. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Hannon Armstrong Sustainable Infrastructure Capital, Inc.
1906 Towne Centre Blvd., Ste. 370
Annapolis, MD 21401
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned stockholder of Hannon Armstrong Sustainable Infrastructure Capital, Inc., a Maryland corporation (“the Company”), hereby appoints Steven L. Chuslo and Jeffrey W. Eckel, or either of them, as proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of the Company to be held at the Company's offices located at 1906 Towne Centre Blvd., Ste. 270, Annapolis, MD 21401, on June 6, 2019, at 9:30 a.m. Eastern time, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting, and any postponement or adjournment thereof, and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned revokes any proxy previously given with respect to the meeting.
IF THIS PROXY IS PROPERLY EXECUTED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE CAST “FOR” THE ELECTION OF ALL OF THE NOMINEES LISTED ON THE REVERSE SIDE OF THIS PROXY CARD, "FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019, AND "FOR" THE ADVISORY APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
(Continued and to be signed on the reverse side)